                          AGREEMENT AND PLAN OF MERGER



                                     AMONG


                            SPRINGS INDUSTRIES, INC.


                                FORT MILL A INC.
            (A WHOLLY OWNED SUBSIDIARY OF SPRINGS INDUSTRIES, INC.)


                       VESTAR/CS HOLDING COMPANY, L.L.C.


                                      AND


                        CLARK-S ACQUISITION CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF VESTAR/CS HOLDING COMPANY, L.L.C.)



                                  DATED AS OF

                               FEBRUARY 24, 1996





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

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                           SPRINGS INDUSTRIES, INC.,
                 FORT MILL A INC. (A WHOLLY-OWNED SUBSIDIARY OF
          SPRINGS INDUSTRIES, INC.), VESTAR/CS HOLDING COMPANY, L.L.C.
                      AND CLARK-S ACQUISITION CORPORATION
            (A WHOLLY-OWNED SUBSIDIARY OF CLARK-S HOLDINGS, L.L.C.)
                         DATED AS OF FEBRUARY 24, 1996


                               TABLE OF CONTENTS


    ARTICLE I  THE MERGER
         1.01    The Merger
                 (a)      The Merger
                 (b)      Effective Time
         1.02    Surviving Corporation
                 (a)      Certificate of Incorporation
                 (b)      Bylaws
                 (c)      Directors and Officers
         1.03    The Closing
                 (a)      Deliveries by Seller to Holdings
                 (b)      Deliveries by Holdings to Seller
                 (c)      Actions of the Surviving Corporation
         1.04    Conversion
                 (a)      Conversion of Purchaser Common Stock
                 (b)      Conversion of Fort Mill Common Stock
         1.05    The Cash Election
                 (a)      The Cash Election
                 (b)      Consequences of Making the Cash Election
         1.06    Adjustment of Cash Purchase Price or Cash Payment.

    ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER
         2.01    Corporate Organization
         2.02    Capital Stock
         2.03    Ownership of Stock
         2.04    Authorization, Etc.
         2.05    Financial Statements
         2.06    No Approvals or Conflicts
         2.07    No Violation; Governmental Authorizations
         2.08    Litigation
         2.09    Title to Assets
         2.10    Real Property
         2.11    Undisclosed Liabilities





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         2.12    Changes
         2.13    Taxes
         2.14    Employee Benefits Matters
         2.15    Intellectual Property
         2.16    Contracts
         2.17    Environmental and Safety Matters
         2.18    Labor Relations
         2.19    Insurance
         2.20    No Brokers' or Other Fees
         2.21    Bank Accounts
         2.22    Business of Fort Mill
         2.23    Company Transfer

    ARTICLE III  REPRESENTATIONS AND WARRANTIES OF HOLDINGS
         3.01    Organization
         3.02    Authorization, Etc.
         3.03    No Approvals or Conflicts
         3.04    No Distribution
         3.05    No Brokers' or Other Fees
         3.06    Business of Holdings and Purchaser
         3.07    Capitalization of Purchaser

    ARTICLE IV  CONDITIONS TO SELLER'S AND FORT MILL'S OBLIGATIONS
         4.01    Representations and Warranties
         4.02    Performance
         4.03    Officer's Certificate
         4.04    No Action
         4.05    HSR Act
         4.06    Payments
         4.07    Capital Structure of Purchaser
         4.08    Opinion of Counsel
         4.09    Other Agreements

    ARTICLE V  CONDITIONS TO PURCHASER'S AND HOLDINGS' OBLIGATIONS
         5.01    Representations and Warranties
         5.02    Performance
         5.03    Certificate
         5.04    No Action
         5.05    Consents
         5.06    HSR Act
         5.07    No Changes
         5.08    Delivery of Shares
         5.09    Resignation of Directors
         5.10    Financing
         5.11    Opinion of Counsel





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

         5.12    Real Property Matters
         5.13    Indebtedness and Liens
         5.14    Fort Mill Assets and Liabilities
         5.15    Transition Agreements

    ARTICLE VI  COVENANTS AND AGREEMENTS
         6.01    Conduct of Business
         6.02    Access to Books and Records; Post-Closing Access
         6.03    Filings and Consents
         6.04    Tax Matters
                 (a)      Liability of Seller for Pre-Closing Taxes
                 (b)      Mutual Cooperation
                 (c)      Certain Taxes
                 (d)      Time of Payment
                 (e)      Contests
                 (f)      Resolution of Disagreements Between Seller and
                          Purchaser
                 (g)      Tax Sharing Agreement
                 (h)      No Changes
                 (i)      Affiliated Group Membership
                 (j)      Tax Benefits and Detriments
                 (k)      Tax Returns
         6.05    WARN Act
         6.06    Employee Benefit Provisions
                 (a)      Continuing Employees
                 (b)      Continuation of Benefit Plans
                 (c)      Defined Contribution Plan
                 (d)      Medical and Dental - Active Employees
                 (e)      Medical - Retired Employees
                 (f)      Life and Disability Insurance
                 (g)      Executive Compensation Arrangements
                 (h)      Special Severance Pay Provisions
         6.07    Supplemental Disclosure
         6.08    Litigation
         6.09    Covenant to Satisfy Conditions
         6.10    Financing
         6.11    Exclusivity
         6.12    Confidentiality
         6.13    Covenant Not to Compete
         6.14    Perfection of Title
         6.15    Intercompany Transactions
         6.16    Expenses
         6.17    Insurance
         6.18    Further Assurances
         6.19    Management Shares
         6.20    Transfer of Assets and Liabilities





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

         6.21    Audited Financial Statements
         6.22    Public Announcements
         6.23    Transfer of Fort Mill's Assets and Liabilities
         6.24    Cash Transactions
         6.25    Delivery of Monthly Financial Statements
         6.26    Transfer of Real Property
         6.27    Transfer of Intellectual Property Rights
         6.28    Medical Insurance

ARTICLE VII      TERMINATION
         7.01    Termination
         7.02    Procedure and Effect of Termination

ARTICLE VIII     INDEMNIFICATION
         8.01    Indemnification
                 (a)      Indemnification by Seller
                 (b)      Indemnification by Purchaser
                 (c)      Survival of Representations and Warranties
                 (d)      Notice and Opportunity to Defend
         8.02    Environmental Indemnification Procedures

ARTICLE IX  MISCELLANEOUS
         9.01    Defined Terms
         9.02    Governing Law
         9.03    Amendment
         9.04    No Assignment
         9.05    Waiver; Liability
         9.06    Notices
         9.07    Complete Agreement
         9.08    Counterparts
         9.09    Headings
         9.10    Severability
         9.11    Third Parties





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

EXHIBITS

Exhibit 1.01(b)                   -        Certificate of Merger
Exhibit 1.03(a)(ii)               -        Proceeds Sharing Provisions
Exhibit 1.03(a)(iii)              -        Securityholders Agreement
Exhibit 1.06(a)(1)                -        Closing Date Working Capital Schedule
Exhibit 1.06(a)(2)                -        Working Capital Projection
Exhibit 4.08                      -        Kirkland & Ellis Opinion
Exhibit 5.11                      -        Seller's General Counsel Opinion
Exhibit 5.15                      -        Transition Agreements
Exhibit 6.27                      -        Assignment


Exhibit A                 -       Company's 1996 Approved Budget



SCHEDULES:

Schedule 1.06(a)                  Closing Date Working Capital Statement
Schedule 2.01                     Disclosure Schedule
Schedule 2.02(c)                  Tech-Fab Partnership Interests
Schedule 2.02(d)                  Clark-Schwebel, Inc.'s Equity Interests in
                                  Interglas and Asahi
Schedule 2.03                     Encumbrances
Schedule 2.05                     Financial Statements
Schedule 2.06                     Approvals or Conflicts
Schedule 2.07                     Compliance - Governmental Authorizations
Schedule 2.08                     Litigation
Schedule 2.10(a)                  Owned Property
Schedule 2.10(b)                  Leased Property
Schedule 2.10(c)                  Condition of Property
Schedule 2.11(a)                  Undisclosed Liabilities - Clark-Schwebel,
                                  Inc. or Subsidiaries
Schedule 2.11(b)                  Undisclosed Liabilities - Fort Mill
Schedule 2.11(c)                  Undisclosed Liabilities - Interglas and Asahi
Schedule 2.12                     Changes
Schedule 2.13(b)                  Taxes
Schedule 2.13(c)                  Income Taxes
Schedule 2.14(a)                  Employee Plans
Schedule 2.14(b)                  Employee Pension Benefit Plan or
                                  Multiemployer Plan
Schedule 2.14(c)                  Employee Plan Violations
Schedule 2.14(e)                  Employee Plan Liabilities
Schedule 2.14(f)                  Foreign Plans (Employee Benefits)
Schedule 2.14(g)                  Employee Plans - Claims
Schedule 2.15(a)                  Intellectual Property List
Schedule 2.15(b)                  Intellectual Property Rights, Title & Interest





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

Schedule 2.15(c)                  Intellectual Property - Assignments
Schedule 2.16                     Contracts
Schedule 2.17                     Environmental and Safety Matters
Schedule 2.18                     Labor Relations
Schedule 2.19                     Insurance
Schedule 2.2                      Brokers' or Other Fees (Seller)
Schedule 2.21                     Bank Accounts
Schedule 2.23                     Liabilities from Transfer of ABAEI
Schedule 3.05                     Brokers' or Other Fees (Purchaser)
Schedule 3.07                     Financing
Schedule 5.05                     Consents
Schedule 5.13                     Outstanding Capital Leases Indebtedness
Schedule 6.01(b)                  Books and Records
Schedule 6.01(l)                  Compensation Increases
Schedule 6.04(f)                  Accounting Firms
Schedule 6.06(a)                  Transferred Employees
Schedule 6.06(b)                  Purchaser's Medical Plan
Schedule 6.06(e)                  Purchaser's Retiree Medical Plan (List of
                                  Covered Retirees)
Schedule 6.06(g)                  Deferred Compensation Amounts
Schedule 6.06(i)                  Special Severance Pay Provisions
Schedule 6.13(b)                  Employee List (Purchaser)
Schedule 6.14                     Liens
Schedule 6.2                      Liabilities
Schedule 6.26                     Transfer of Real Property
Schedule 6.27                     Intellectual Property Rights
Schedule 8.01(a)(iv)(A)           Indemnification





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

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 24, 1996, is entered into by and among VESTAR/CS HOLDING COMPANY, L.L.C., a Delaware limited liability company ("Holdings"), CLARK-S ACQUISITION CORPORATION, a Delaware corporation (the "Purchaser"), SPRINGS INDUSTRIES, INC., a South Carolina corporation (the "Seller"), and FORT MILL A INC., a Delaware corporation ("Fort Mill"). Capitalized terms that are used in this Agreement are defined in Section 9.01.


         WHEREAS, Holdings and Seller desire that Purchaser merge with and into Fort Mill, upon the terms and conditions set forth herein.


         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:



                                   ARTICLE I

                                  THE MERGER

         1.01    The Merger.

                 (a) The Merger. On the terms and subject to the conditions contained in this Agreement, Purchaser will merge with and into Fort Mill with Fort Mill surviving the Merger (the "Surviving Corporation"). The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Fort Mill or Purchaser in order to carry out and effectuate the transactions contemplated by this Agreement.

                 (b) Effective Time. If Purchaser fails to make the Cash Election pursuant to Section 1.05, the Merger shall become effective at the time (the "Effective Time") Fort Mill and Purchaser file a certificate of merger in the form attached hereto as Exhibit 1.01(b) (the "Certificate of Merger") with the Secretary of State of the State of Delaware.

         1.02 Surviving Corporation. If Purchaser fails to make the Cash Election pursuant to Section 1.05:

                 (a) Certificate of Incorporation. The Certificate of Merger shall amend and restate the certificate of incorporation of the Surviving Corporation in its entirety at and as of the Effective Time to read as set forth in Exhibit A to the Certificate of Merger (which is included in Exhibit 1.01(b) hereto).





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

                 (b) Bylaws. The bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of Purchaser immediately prior to the Effective Time except that the name of the Surviving Corporation will be "Clark-Schwebel Holdings, Inc."

                 (c) Directors and Officers. Except as otherwise provided in the Securityholders Agreement, the directors and officers of the Purchaser shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

         1.03 The Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, commencing at 9:00 a.m., local time, as soon as practicable but no later than three business days following the day on which the last to be fulfilled or waived of the conditions set forth in Articles IV and V shall be fulfilled or waived in accordance herewith (or, if contemplated to be satisfied simultaneous with the Closing, are capable of being so satisfied), or at such other time, place and date as is agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                 (a) Deliveries by Seller to Holdings. At or prior to the Closing, Seller shall deliver or cause to be delivered to Holdings the following:

                                        (i)     if Purchaser makes the Cash
         Election pursuant to Section 1.05, certificates evidencing the Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Purchaser and otherwise in a form acceptable for transfer on the books of Fort Mill;

                                        (ii)    provided that Purchaser has not
         made the Cash Election pursuant to Section 1.05, a counterpart of Holdings' operating agreement (the "Operating Agreement") containing provisions substantially in the form attached hereto as Exhibit 1.03(a)(ii) (the"Proceeds Sharing Provisions"), duly executed by Seller;

                                        (iii)   provided that Purchaser has not
         made the Cash Election pursuant to Section 1.05, a counterpart of the securityholders agreement substantially in the form attached hereto as
         Exhibit 1.03(a)(iii) (the "Securityholders Agreement"), duly executed by Seller;

                                        (iv)    complete and correct copies of
         the minute books containing the records of meetings of the stockholders, the Boards of Directors, and any committees of the Boards of Directors of Fort Mill and the Company;

                                        (v)     a certification pursuant to
         Treasury Regulation Section 1.1445-2(b)(2) that Seller is not a foreign person;





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                                        (vi)    certificates executed by the
         Secretary or Assistant Secretary of each of Seller and Fort Mill certifying as to resolutions of the Boards of Directors of Seller (on its own behalf and as sole stockholder of Fort Mill) and Fort Mill, as the case may be, authorizing the execution, delivery and consummation of the transactions contemplated by this Agreement and the other agreements to be entered into pursuant to this Agreement by Seller and Fort Mill on the Closing Date, incumbency, and other corporate matters; and

                                        (vii)   all other previously
         undelivered documents required by this Agreement to be delivered by Seller or Fort Mill to Purchaser or Holdings at or prior to the Closing Date in connection with the transactions contemplated hereby.

                 (b) Deliveries by Holdings to Seller. At or prior to the Closing, Holdings shall deliver or cause to be delivered to Seller the following:

                                        (i)     if Purchaser makes the Cash
         Election pursuant to Section 1.05, the Cash Purchase Price by wire transfer of immediately available funds to an account designated by Seller;

                                        (ii)    provided that Purchaser has not
         made the Cash Election pursuant to Section 1.05, a counterpart of the Operating Agreement containing the Proceeds Sharing Provisions duly executed by Holdings;

                                        (iii)   provided that Purchaser has not
         made the Cash Election pursuant to Section 1.05, a counterpart of the Securityholders Agreement, duly executed by Holdings and Management;

                                        (iv)    certificates executed by the
         Secretary or Assistant Secretary of each of Purchaser and Holdings, certifying as to resolutions of the Boards of Directors of Purchaser and Holdings (on its own behalf and as sole stockholder of Purchaser), as the case may be, authorizing the execution, delivery and consummation of this Agreement and the other agreements to be entered into pursuant to this Agreement by Purchaser and Holdings with Seller on the Closing Date, incumbency, and other corporate matters; and

                                        (v)     all other previously
         undelivered documents required by this Agreement to be delivered by Purchaser or Holdings to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

                 (c) Actions of the Surviving Corporation. At the Closing, provided that Purchaser has not made the Cash Election pursuant to
Section 1.05, Fort Mill and Purchaser will file with the Secretary of State of the State of Delaware the Certificate of Merger. At the Effective Time, the Surviving Corporation shall (i) issue certificates representing the Holdings Common and the Holdings Series B to Holdings, (ii) issue certificates representing the Seller Common and the Seller Series A to Seller and deliver the Cash Payment due pursuant to Section 1.04(b) by wire





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transfer of immediately available funds to an account designated by Seller, and
(iii) execute a counterpart of the Securityholders Agreement. In addition, at the Effective Time, the Seller shall deliver certificates evidencing the Shares, and Holdings shall deliver certificates evidencing all of the issued and outstanding shares of Purchaser Common Stock, to the Surviving Corporation for cancellation.

         1.04    Conversion.

                 (a) Conversion of Purchaser Common Stock. At and as of the Effective Time, all of the issued and outstanding shares of Purchaser Common Stock shall be converted into the Holdings Common and the Holdings Series B. No share of Purchaser Common Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 1.04(a) after the Effective Time.

                 (b) Conversion of Fort Mill Common Stock. At and as of the Effective Time, all of the Shares shall be converted into 2,000 shares of Common Stock (the "Seller Common"), the right to receive $155,250,000 less the amount of Indebtedness outstanding on the Closing Date under the capital leases listed in Section 5.13 of the Disclosure Schedule (subject to adjustment as set forth in Section 1.06) (the "Cash Payment") and 3,000 shares of Series A Preferred Stock (which shares shall have an aggregate liquidation value of $30,000,000); provided, however, that if the Closing does not occur on or prior to April 15, 1996 all of the Shares in the aggregate shall be converted into an additional 2.5 shares of Series A Preferred Stock (which shares shall have an aggregate liquidation value of $25,000) per day for each day after April 15, 1996 until (and including) the Closing Date (the shares of Series A Preferred Stock issuable pursuant to this Section 1.04(b) are referred to herein collectively as the "Seller Series A"). No share of Fort Mill Common Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 1.04(b) after the Effective Time.

         1.05    The Cash Election.

                 (a) The Cash Election. At any time at least one business day prior to the Closing Date, Purchaser may elect, in its sole discretion, to pay $192,750,000 less the amount of Indebtedness outstanding under the capital leases listed in Section 5.13 of the Disclosure Schedule in cash to Seller for the Shares by delivering a notice in writing to Seller of such election (the "Cash Election"). If Purchaser makes the Cash Election, on the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller will sell, assign, transfer and deliver to Purchaser the Shares, free and clear of all options, pledges, security interests, voting trusts or similar arrangements, liens, charges or other encumbrances or restrictions ("Encumbrances"), other than the restrictions imposed by federal and state securities laws, and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser will pay to Seller the Cash Purchase Price in accordance with Section 1.03(b)(i).

                 (b) Consequences of Making the Cash Election. In the event Purchaser makes the Cash Election, (i) Purchaser shall not merge with and into Fort Mill, (ii) the parties shall not be bound by the Proceeds Sharing Provisions, (iii) the parties shall not enter into the Securityholders





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Agreement, and (iv) any provision of this Agreement expressly conditioned or dependent upon Purchaser failing to make the Cash Election shall be inoperative and of no further force and effect without any further action on the part of the parties hereto.

         1.06 Adjustment of Cash Purchase Price or Cash Payment. The Cash Purchase Price or the Cash Payment, as the case may be, shall be adjusted as follows:

                 (a) Not later than 90 days after the Closing Date, Seller shall prepare and deliver to Purchaser a schedule in the form attached hereto as Exhibit 1.06(a)(1) (the "Closing Date Working Capital Statement") of Seller's calculation of the Closing Working Capital Amount as of the Closing Date and the amount payable by Seller to Purchaser, or by Purchaser to Seller, as the case may be, pursuant to clause (c) of this Section 1.06. The parties agree that (i) the Closing Date Working Capital Statement and each item therein shall be prepared, except as otherwise provided in Section 1.06(a) of the Disclosure Schedule, in accordance with generally accepted accounting principles and consistent with past practice as to the computation and determination of each such item as shown under the "Jan. '96" column in Exhibit 1.06(a)(2) (the "Working Capital Projection"); provided that to the extent that the preparation of any item included in the Closing Date Working Capital Statement consistent with past practice in accordance with the foregoing is inconsistent with generally accepted accounting principles, then, except as otherwise provided in Section 1.06(a) of the Disclosure Schedule, generally accepted accounting principles shall govern as to such item, (ii) the amount of inventory shown on the Closing Date Working Capital Statement under the heading "Balance at Closing" shall be determined by physical count to be conducted by Purchaser and its representatives and observed and tested by Seller and its representatives, and shall be valued by Purchaser and its representatives in the aggregate at the lower of "cost" or "market," with "cost" being determined under the last-in-first-out method; provided that during the Objection Period Seller may object to such physical count and valuation by Purchaser and its representatives, and any such objection will be resolved in accordance with the principles set forth in clause (b) of this Section 1.06, (iii) purchase accounting resulting from the transactions contemplated by this Agreement shall not be used in connection with the determination of the Closing Working Capital Amount, and (iv) each liability which is included in Exhibit 1.06(a)(2) under the heading "Jan. '96" will be included in the Closing Date Working Capital Statement at its respective amount on the Closing Date regardless of whether Seller assumes or is otherwise responsible for such liability.

                 (b) Purchaser shall have 30 business days after delivery by Seller of the Closing Date Working Capital Statement (the "Objection Period") to object to any item or items shown on the Closing Date Working Capital Statement. During the Objection Period, Purchaser shall have access to all work papers of Seller which were used in the preparation of the Closing Date Working Capital Statement. If Purchaser does not object during the Objection Period, the Closing Date Working Capital Statement received by Purchaser shall be conclusive and binding on the parties hereto and may not be challenged by any of them in any forum. If Purchaser does object during the Objection Period, Seller shall have the right, without being prejudiced by the fact that Seller prepared the Closing Date Working Capital Statement, for ten business days after its receipt of Purchaser's objection, to deliver to Purchaser a notice setting forth any additional items which Seller determines to be subject to dispute. If Purchaser and Seller are unable to resolve any





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

dispute with respect to the Closing Date Working Capital Statement within 30 business days after delivery by Purchaser of Purchaser's objections, the matter or matters in dispute shall be submitted to such firm of Accountants, which has not performed any material services since January 1, 1993 for either Seller or Vestar or Vestar's Affiliates, as Purchaser and Seller may agree. If they cannot so agree within fifteen (15) days, then such Accountant shall be selected by lot from the Accountants listed in Section 6.04(f) of the Disclosure Schedule. The Accountant selected shall be limited to determining a value for those items on the Closing Date Working Capital Statement that are disputed by Purchaser or Seller in accordance with this Section 1.06 and are not resolved by agreement between Purchaser and Seller. The decision of such Accountant as to the Closing Date Working Capital Statement shall be within the range of the positions taken by the parties with respect to the disputed matters, and such decision shall be conclusive and binding upon Seller and Purchaser, and neither Purchaser nor Seller shall challenge the oher with respect to such decision in any forum, and the fees and costs therefor shall be borne by the parties in proportion to the difference between the Accountant's decision and the respective positions taken by the parties.

                 (c) Within three business days after the later of the expiration of the Objection Period and the date upon which any disputes are resolved as provided above, an amount equal to (i) the absolute value of the difference between the Estimated Working Capital Amount and the Closing Working Capital Amount minus (ii) $1,000,000, plus interest on such amount accrued from the Closing Date to the date of payment at the Prime Rate per annum, shall be paid (x) by Purchaser to Seller, if the Closing Working Capital Amount is greater than the Estimated Working Capital Amount or (y) by Seller to Purchaser, if the Estimated Working Capital Amount is greater than the Closing Working Capital Amount; provided, however, that, notwithstanding the foregoing, unless the Closing Working Capital Amount is less than $49,000,000 or greater than $51,000,000, there shall be no adjustment to the Cash Purchase Price or the Cash Payment, as the case may be, pursuant to this Section 1.06.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Holdings and Purchaser as follows:

         2.01 Corporate Organization. Each of Fort Mill, the Company and the Subsidiaries (other than Tech-Fab) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Tech-Fab is a general partnership created under the laws of the State of New York and is validly existing. Each of the United States Purchased Entities has full corporate or partnership power, as applicable, and authority necessary to own and lease its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in the jurisdictions in which the ownership, use or occupancy of its properties or assets or the conduct of its business requires such qualification. Section 2.01 of the Disclosure Schedule relating to this Agreement (the "Disclosure Schedule") lists each Subsidiary, its state of incorporation or formation, as applicable, and each jurisdiction in which such Subsidiary is qualified to do business as a foreign corporation or partnership, as applicable. Section 2.01 of the Disclosure Schedule sets forth complete and correct copies of (i) the certificates of incorporation and all amendments thereto, and the by-laws as presently in effect, of the Company, Fort Mill and the Subsidiaries (other than Tech-Fab) and (ii) the partnership agreement and all amendments thereto of Tech-Fab. Section 2.01 of the Disclosure Schedule lists the current directors and officers, or other comparable persons, of each of the United States Purchased Entities. Seller has made minute books containing the records of meetings of the stockholders of the Company, and the Board of Directors, and any committees of the Board of Directors, or other comparable records, of each of the United States Purchased Entities, available to Purchaser for its inspection. Except for the ownership interest or investment in the Company, the Subsidiaries, Interglas and Asahi or as set forth in Section 2.01 of the Disclosure Schedule, none of the United States Purchased Entities (a) owns, directly or indirectly, any capital stock or other equity securities of any corporation or has any direct or indirect equity or ownership interest in any partnership, joint venture or other business, or (b) has any capital investment in or any outstanding loan, advance or extension of credit to, and does not own the securities of, any other Person (excluding (i) extensions of trade credit to customers in the ordinary course of business, (ii) advances to Seller (none of which will be outstanding on the Closing Date except to the extent permitted by Section 6.15(b)), (iii) advances to employees in the ordinary course of business, and (iv) endorsements of negotiable instruments in the ordinary course of business, nor is any of them bound by any commitment or agreement to do any of the foregoing).

         2.02    Capital Stock.

                 (a) The authorized capital stock of Fort Mill consists of 1,000 shares of Fort Mill Common Stock, of which only the Shares are issued and outstanding. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of Fort Mill Common Stock, including any rights of conversion or exchange under any outstanding securities or other instruments. The Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights.

                 (b) The authorized capital stock of the Company consists of 10,000 shares of common stock, $1.00 par value per share (the "Company Common Stock"), of which only 5,000 shares (the "Company Shares") are issued and outstanding. The authorized capital stock of Clark-Schwebel Holding Corporation consists of 100 shares of common stock, par value $10.00 per share (the "Subsidiary Common Stock"), all of which are issued and outstanding (the "Subsidiary Shares"). There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of Company Common Stock or any shares of Subsidiary Common Stock, including any rights of conversion or exchange under any outstanding securities or other instruments. Each of the Company Shares and the Subsidiary Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights.

                 (c) Section 2.02(c) of the Disclosure Schedule sets forth the partnership interests of Tech-Fab that are issued and outstanding. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any partnership interest in Tech-Fab, including any rights of conversion or exchange under any outstanding securities or other instruments.

                 (d) Section 2.02(d) of the Disclosure Schedule sets forth the Company's ownership of equity interests and rights to acquire equity interests in each of Interglas and Asahi and the percentage that such equity interests and rights to acquire equity interests constitute in relation to all of the issued and outstanding equity interests in Interglas or Asahi, as applicable. Except as set forth in Section 2.02(d) of the Disclosure Schedule, neither the Company, Seller nor Fort Mill holds, or, to the knowledge of Seller or the Company Executives, no other party holds any subscriptions, options, warrants, calls, or rights relating to the issuance, sale, transfer or voting of any of the outstanding equity interests in Interglas or Asahi, including any rights of conversion or exchange under any outstanding securities or other instruments. Except as set forth in Section 2.02(d) of the Disclosure Schedule, all of the outstanding equity interests of each of Interglas and Asahi held by the Company have been validly issued and are fully paid and nonassessable.

         2.03    Ownership of Stock.

                 (a) The Shares are owned by Seller free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws. If Purchaser makes the Cash Election pursuant to Section 1.05, upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws.

                 (b) The Company Shares are owned by Fort Mill free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws. The Subsidiary Shares are owned by the Company free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws.

                 (c) The partnership interests in Tech-Fab that are owned by the Company are owned free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws.

                 (d) The equity interests and rights to acquire equity interests owned by the Company in each of Interglas and Asahi are owned free and clear of all Encumbrances, other than those set forth in Section 2.03 of the Disclosure Schedule.

         2.04 Authorization, Etc. Each of Seller and Fort Mill has full corporate power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. The execution and delivery by each of Seller and Fort Mill of this Agreement and, prior to the Closing, the documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby and, prior to the Closing, thereby, have been or will be, as the case may be, approved by all necessary corporate proceedings on the part of Seller and Fort Mill, respectively. This Agreement constitutes a valid and binding agreement of each of Seller and Fort Mill, enforceable against each of them in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         2.05 Financial Statements. Section 2.05 of the Disclosure Schedule sets forth (a) the Audited Financials in draft form (the "Draft Audited Financials"); and (b) the annual reports of Interglas as of June 30, 1995 and 1994, respectively, and the audited balance sheets of Asahi as of March 31, 1995 and 1994 and 1993, respectively, and the audited statements of operations and cash flows of Asahi for the fiscal years then ended, and the unaudited balance sheets of each of Interglas and Asahi as of December 31, 1995 (the "Unaudited Balance Sheets") and the unaudited statements of income of Interglas for the six month period then ended and the unaudited profit and loss statement of Asahi for the calendar year then ended (collectively, the "Foreign Financials"). The Draft Audited Financials fairly present the consolidated financial position and operating results of Fort Mill at the dates and for the periods covered thereby. To the knowledge of Seller or the Company Executives, except as set forth in Section 2.05 of the Disclosure Schedule, the audited Foreign Financials (including the notes thereto) have been prepared in accordance with German (with respect to Interglas) and United States (with respect to Asahi) generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and fairly present the financial position and operating results of each of Interglas and Asahi, respectively, at the dates and for the periods covered thereby. To the knowledge of Seller or the Company Executives, the unaudited Foreign Financials have been prepared in accordance with German (with respect to Interglas) and Japanese (with respect to Asahi) generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and such unaudited Foreign Financials fairly present the financial position and operating results of each of Interglas and Asahi, respectively, at the dates and for the periods covered thereby; provided that such unaudited Foreign Financials, to the knowledge of Seller or the Company Executives, are subject to normal year-end adjustments and lack footnotes required for full disclosure under the applicable generally accepted accounting principles. The Audited Financials (including the notes thereto), when delivered in accordance with
Section 6.21, will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and will fairly present the consolidated financial position and operating results of Fort Mill at the dates and for the periods covered thereby. The Monthly Financial Statements, when delivered in accordance with
Section 6.25, will, except as set forth in Section 2.05 of the Disclosure Schedule, (i) have been prepared in a manner consistent with past practice and
(ii) fairly present the consolidated financial position and operating results of the Company at the dates and for the periods covered thereby; provided that the Monthly Financial Statements are subject to normal year-end adjustments and lack footnotes required for full disclosure under generally accepted accounting principles.

         2.06    No Approvals or Conflicts.  Except as set forth in Section
2.06 of the Disclosure Schedule, neither the execution and delivery by Seller or Fort Mill of this Agreement, nor the consummation by Seller and Fort Mill of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provision of the certificate of incorporation or bylaws or partnership documents, as applicable, of Seller or the Purchased Entities, (b) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any Lien upon any of the properties of Seller or the Purchased Entities under, or cause the termination or modification of, or give any other Person the right to terminate or modify, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which any of Seller or the Purchased Entities are parties or by which any of their respective properties are bound, (c) violate any order, injunction, judgment, ruling, Law applicable to Seller or the Purchased Entities or any of their respective properties, or (d) except for applicable disclosure requirements of the Securities Exchange Act, and the rules and regulations promulgated thereunder, and filings under the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party; provided, however, that all of the foregoing representations in respect of Interglas and Asahi are made by Seller only to the knowledge of the Seller or the Company Executives.

         2.07 No Violation; Governmental Authorizations. Except as set forth in Section 2.07 of the Disclosure Schedule, the United States Purchased Entities and, to the knowledge of Seller or the Company Executives, Interglas and Asahi, have complied (except for prior incidents of non- compliance which have been cured and for which no liability exists or will exist) and are in compliance in all material respects with all Laws, orders, injunctions, judgments, decrees or rulings of every Governmental Body applicable to the Purchased Entities or their respective assets or properties. Except as set forth in Section 2.07 of the Disclosure Schedule, the United States Purchased Entities and, to the knowledge of Seller or the Company Executives, Interglas and Asahi, have all material permits, licenses, approvals and other governmental authorizations that they are required to have in order to own, lease, occupy and use their respective properties and assets and to carry on their respective businesses as such businesses are now being conducted and all such permits, licenses, approvals and other governmental authorizations are valid and in full force and effect.

         2.08 Litigation. Except as set forth in Section 2.08 of the Disclosure Schedule, there are no Actions pending or, to Seller's or the Company Executives' knowledge, threatened against the United States Purchased Entities or any of their respective assets or properties before any Governmental Body which, if adversely determined, would reasonably be likely to result in payments by the United States Purchased Entities in excess of $100,000 or would be reasonably likely to have a material adverse effect on any of the United States Purchased Entities. Section 2.08 of the Disclosure Schedule lists each Action that has been settled by Fort Mill or the Company in the last five years and that involved the payment of at least $100,000 by Fort Mill or the Company in connection with such settlement. Except as set forth in
Section 2.08 of the Disclosure Schedule, to the knowledge of Seller or the Company Executives, there are no Actions pending or threatened against Interglas or Asahi which, if adversely determined, would be reasonably likely to have a material adverse effect on Interglas or Asahi.

         2.09 Title to Assets. Each of the Company and the Subsidiaries has good and marketable title to all tangible personal properties and personal assets owned by it (whether or not reflected on the Balance Sheet), free and clear of all Liens except for (i) Liens which secure Indebtedness or obligations which are properly reflected on the Balance Sheet (none of which will exist on the Closing Date) and (ii) Liens arising as a matter of law in the ordinary course of business; provided that such Lien is not incurred in connection with the incurrence of Indebtedness and that the obligations secured by such Liens are not delinquent (or if delinquent, are being contested in good faith by appropriate proceedings and are reflected in appropriate reserves on the Balance Sheet). Each of the Company and the Subsidiaries and, to the knowledge of Seller or the Company Executives, Interglas and Asahi, has good and marketable title to, or has valid leasehold interests in or rights to use, all material personal properties and personal assets used in the conduct of its respective business.

         2.10    Real Property; Leases.

                 (a) Section 2.10(a) of the Disclosure Schedule contains a legal description of each parcel of real property that the Company or any Subsidiary owns (the "Owned Property") and, except as set forth in Section 2.10(a) of the Disclosure Schedule, to the knowledge of Seller or the Company Executives, such legal description describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, the Owned Property is not in violation of applicable zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and the Owned Property is not subject to any restriction for which any permits or licenses necessary to the use thereof have not been obtained. Except as set forth in Section 2.10(a) of the Disclosure Schedule, with respect to each such parcel of Owned Property (i) the Company or a Subsidiary, as appropriate, has good and marketable fee simple title to such parcel of Owned Property, free and clear of any Lien except for (A) installments of real estate taxes and special assessments not yet due or payable and (B) Permitted Liens; (ii) there are no pending or, to Seller's or the Company Executives' knowledge, threatened condemnation proceedings relating to such parcel of Owned Property; and (iii) there are no leases, subleases, licenses or other agreements granting to any party or parties the right to use or occupy any portion of such parcel of Owned Property.

                 (b) Section 2.10(b) of the Disclosure Schedule lists the location of all real property leased or subleased to the Company or any Subsidiary (the "Leased Property") and sets forth correct and complete copies of the leases or subleases (including all amendments thereto to date) pursuant to which the Company or any Subsidiary (as applicable, a "Tenant") leases any Leased Property (the "Leases"). With respect to each such Lease, except as set forth in Section 2.10(b) of the Disclosure Schedule: (i) the Lease is in full force and effect and enforceable against the applicable landlord in accordance with its terms; (ii) (A) the applicable Tenant is not, and, to Seller's or the Company Executives' knowledge, no other party thereto is, in breach of or default under such Lease in any material respect, (B) no event has occurred which, with notice or lapse of time, would constitute such a material breach or default by the applicable Tenant or permit termination, modification, or acceleration thereunder by the other party thereto, and (C) no event has occurred which, to Seller's or the Company Executives' knowledge, with notice or lapse of time would constitute a material breach or default by the other party thereto or would permit termination, modification or acceleration thereunder by the applicable Tenant; (iii) the applicable

Tenant has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered its interest in the applicable Leased Property; and (iv) subject to the terms of the applicable Lease, the interest of the applicable Tenant is free and clear of all Liens other than Permitted Liens.

                 (c) Except as set forth in Section 2.10(c) of the Disclosure Schedule, the Real Property (i) constitutes all real property owned, leased or otherwise occupied or utilized by the Company or the Subsidiaries,
(ii) is, together with all improvements located thereon, in good operating condition and repair (subject to normal wear and tear), and (iii) is sufficient for the conduct of the business of the Company and the Subsidiaries as presently conducted and, to the knowledge of Seller or the Company Executives, has adequate facilities for utility supply, waste and storm water processing and/or removal.

         2.11    Undisclosed Liabilities.

                 (a) Except as set forth in Section 2.11(a) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise, and whether known or unknown) and there is no Basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim or demand against the Company or the Subsidiaries that would give rise to any liability or obligation of the Company or the Subsidiaries, other than (i) liabilities and obligations that are reflected, accrued or reserved for in the Balance Sheet,
(ii) liabilities and obligations incurred in the ordinary course of the Company's or a Subsidiary's business and consistent with past practice since the date of the Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) contractual liabilities and obligations with respect to executory contracts of the Company or a Subsidiary not required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles which contracts are either (A) listed on the Disclosure Schedule or (B) not listed on the Disclosure Schedule and not required by Section 2.10, 2.12, 2.13, 2.14, 2.15, 2.16 or 2.18 of this Agreement to be listed on the Disclosure Schedule.

                 (b) Except as set forth in Section 2.11(b) of the Disclosure Schedule, Fort Mill has no liabilities or obligations (whether accrued, absolute, contingent or otherwise, and whether known or unknown) and there is no Basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim or demand against Fort Mill that would give rise to any liability or obligation of Fort Mill.

                 (c) Except as set forth in Section 2.11(c) of the Disclosure Schedule, to the knowledge of Seller or the Company Executives, neither Interglas nor Asahi has any liabilities or obligations (whether accrued, absolute, contingent or otherwise, and whether known or unknown) and there is no Basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim or demand against Interglas or Asahi that would give rise to any liability or obligation of Interglas or Asahi, as applicable, other than (i) liabilities and obligations that are reflected, accrued or reserved for in the Unaudited Balance Sheets related to Interglas or Asahi, as applicable, (ii) obligations incurred in the ordinary course of Interglas's or Asahi's business, as applicable, and consistent with past practice since the date of such Unaudited Balance Sheets (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) contractual liabilities and obligations with respect to executory contracts of Interglas or Asahi, as applicable, not required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles.

         2.12 Changes. Except as set forth in Section 2.12 of the Disclosure Schedule, since December 31, 1995, there has not been any material adverse change in the assets, business, operations, financial condition, operating results, or material business relationships of the Company or any of the Subsidiaries or, to the knowledge of Seller or the Company Executives, Interglas or Asahi. Without limiting the generality of the foregoing, since December 31, 1995, except as set forth in Section 2.12 of the Disclosure Schedule, pursuant to Exempt Contracts, or as otherwise consented to by Purchaser after the date hereof, none of the Company or the Subsidiaries has, and, with respect to clauses (g) and (i), Fort Mill has not:

                 (a) sold, leased, transferred, assigned or otherwise disposed of any of its assets, tangible or intangible, other than sales in the ordinary course of business and other than the sale of its interest in ABAEI and the transfer of the sale proceeds therefrom to Seller;

                 (b) entered into any contract, lease, sublease, license, or sublicense (other than purchase and sales orders in the ordinary course of business) either involving more than $100,000 or outside the ordinary course of business;

                 (c) committed to the acquisition or construction of any property, plant or equipment, or entered into any agreement or commitment to make any other capital expenditure, involving more than $100,000 individually or $500,000 in the aggregate;

                 (d) created, incurred, assumed, or guaranteed any Indebtedness either involving more than $100,000 in the aggregate or outside the ordinary course of business;

                 (e) delayed or postponed (beyond its normal practice) the payment of accounts payable and other liabilities or obligations or accelerated (beyond its normal practice) the collection of accounts receivable or other amounts owed to it;

                 (f) cancelled, compromised, waived, or released any rights or claims (or series of related rights and claims) either involving more than $100,000 in the aggregate or outside the ordinary course of business;

                 (g) declared, set aside, or paid any non-cash dividend or distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock, or granted or issued any options relating to the issuance of capital stock (other than in connection with the disposition of ABAEI);

                 (h) experienced any material damage, destruction, or loss to any of its material properties or assets through the date hereof;

                 (i) granted any increase outside the ordinary course of business in the compensation of any of its officers, directors or employees who are or will be on the payroll of any of the United States Purchased Entities, or adopted any benefit plan or any retirement, deferred compensation, bonus, fringe benefit, insurance or pension plan, program or arrangement or made any loan or other credit accommodation to or for any such officer, employee or director, or made an contribution to any benefit plan or any retirement, deferred compensation or bonus program, plan or arrangement for the benefit of any such employee, officer or director other than in the ordinary course of business consistent with past practice or as required by the terms of such program, plan or arrangement as in effect on the date hereof;

                 (j) mortgaged, pledged or otherwise encumbered any of its respective assets; or

                 (k) made or entered into any agreement or understanding to do any of the foregoing.

         2.13    Taxes.

                 (a) The United States Purchased Entities have timely filed all Tax Returns required to be filed by each of them, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all material respects. Each Affiliated Group has timely filed all income Tax Returns required to be filed in the United States with respect to each taxable period during which any United States Purchased Entity was a member of the Affiliated Group, each such income Tax Return has been prepared in compliance with all applicable laws and regulations in all respects insofar as such income Tax Returns relate to the United States Purchased Entities. All Taxes due and payable by the United States Purchased Entities have been paid. All Taxes (other than income Taxes for which Seller is liable and has agreed to indemnify Purchaser pursuant to Section 6.04 of this Agreement) of any United States Purchased Entity accrued but not yet due are accrued on the Balance Sheet. The charges, accruals and reserves for Taxes (other than income Taxes for which Seller is liable and has agreed to indemnify Purchaser pursuant to Section 6.04 of this Agreement) with respect to the United States Purchased Entities for any period or portion thereof ending on or before the Closing Date reflected on the Balance Sheet are adequate to cover such Taxes.

                 (b) Except as set forth in Section 2.13(b) of the Disclosure Schedule:

                          (i)     no United States Purchased Entity has
requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

                          (ii)    no United States Purchased Entity has
consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;

                          (iii)   no deficiency or proposed adjustment which
has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against any United States Purchased Entity;

                          (iv)    there is no action, suit, taxing authority
proceeding or audit now in progress, pending or, to Seller's or the Company Executives' knowledge, threatened against or with respect to any United States Purchased Entity;

                          (v)     to the Seller's or the Company's knowledge,
no taxing authority intends or has threatened to claim or assess any amount of additional Taxes against any United States Purchased Entity;

                          (vi)    since November 8, 1985, no claim has ever
been made by a taxing authority in a jurisdiction where any United States Purchased Entity does not file Tax Returns that such United States Purchased Entity is or may be subject to Taxes assessed by such jurisdiction;

                          (vii)   no United States Purchased Entity has made
any election under Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law);

                          (viii)  there are no Liens for Taxes (other than for
current Taxes not yet due and payable) upon the assets of any United States Purchased Entity;

                          (ix)    no United States Purchased Entity will be
required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, or (B) as a result of any "closing agreement" (with respect to a taxable period ending on or prior to the Closing Date) as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date;

                          (x)     for taxable years beginning on or after
November 8, 1985, no United States Purchased Entity has been a member of an Affiliated Group other than one of which Seller was the common parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by Seller;

                          (xi)    for taxable years beginning on or after
November 8, 1985, no United States Purchased Entity is a party to or bound by any Tax allocation or Tax sharing agreement and no United States Purchased Entity has a current or potential contractual obligation to indemnify any other Person with respect to Taxes;

                          (xii)   no United States Purchased Entity has made
any payments, or is or will become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law);

                          (xiii)  no United States Purchased Entity owns any
interest in Real Property in the State of New York or in any other jurisdiction in which a Tax (other than a net income or franchise tax) is imposed on the gain on a transfer of an interest in real property; and

                          (xiv)   Purchaser will not be required to deduct and
withhold any amount pursuant to Section 1445(a) of the Code upon the execution of the transactions contemplated by this Agreement.

                 (c)      With respect to each United States Purchased Entity,
Section 2.13(c) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which such United States Purchased Entity is required to file Tax Returns relating to Income Taxes of such United States Purchased Entity.

                 (d) Section 2.13(b) of the Disclosure Schedule states, with respect to each taxable period of each United States Purchased Entity beginning on or after January 1, 1990, (i) whether such taxable period has been or is being audited by the relevant taxing authority and (ii) any issues (with respect to any ongoing or past audit) which, to Seller's or the Company Executives' knowledge, are still open, and an estimate of the amount of any unsettled potential tax liability with respect to any such issue.

         2.14    Employee Benefits Matters.

                 (a) Section 2.14(a) of the Disclosure Schedule lists or describes: (i) each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) maintained or contributed to since December 31, 1989 by (or required to be maintained or contributed to by) (A) any of the United States Purchased Entities, or (B) any Person that, together with any of the United States Purchased Entities, is treated as a single employer under Section 414 of the Code (each such person or entity, an "ERISA Affiliate") for the benefit of any employee of any of the United States Purchased Entities; and
(ii) each other plan, arrangement, policy or understanding (whether written or oral) relating to retirement, deferred compensation, bonus, severance, fringe benefits or any other employee benefits currently in effect or maintained or contributed to by (or required to be maintained or contributed to by) any of the United States Purchased Entities or any ERISA Affiliate for the benefit of any present or former employee, consultant, officer or director of any of the United States Purchased Entities. Each such item listed in Schedule 2.14(a) is referred to herein as an "Employee Plan."

                 (b) Except as set forth in Section 2.14(b) of the Disclosure Schedule, none of the United States Purchased Entities maintains, contributes to, or has any liability with respect to (i) any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to the requirements of Section 302 of ERISA or Section 412 of the Code, or (ii) any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA). None of the United

States Purchased Entities or any ERISA Affiliate is a party to any collective bargaining agreement which pertains to the employees of any of the United States Purchased Entities.

                 (c) Except as set forth in Section 2.14(c) of the Disclosure Schedule, each Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a determination letter to that effect from the Internal Revenue Service (the "IRS"), and nothing material has occurred since the date of such letter that cannot be cured within the remedial amendment period provided by Section 401(b) of the Code which would prevent any such Employee Plan from remaining so qualified. Except as set forth in Schedule 2.14(c) of the Disclosure Schedule, each Employee Plan has been maintained in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and any other applicable laws and collective bargaining agreements.

                 (d) The Company has, with respect to each Employee Plan that is currently maintained or contributed to by the Company or Seller, made available to Purchaser complete and correct copies of, as applicable, (i) all plan documents and amendments thereto and related trust agreements, (ii) the most recent IRS determination letter, (iii) the Annual Report (Form 5500 Series) and accompanying schedules for the three (3) most recently completed plan years, (iv) the current summary plan description, and (v) any financial statements and actuarial valuations for the three (3) most recently completed plan years.

                 (e) Except as set forth in Schedule 2.14(e) of the Disclosure Schedule: (i) all contributions to and payments from any Employee Plan that may have been required to be made in accordance with the terms of the Employee Plan or ERISA or the Code have been timely made; (ii) neither the United States Purchased Entities nor any ERISA Affiliate has incurred any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation, and the United States Purchased Entities have no potential liability under Title IV of ERISA; and (iii) neither the United States Purchased Entities nor any other "disqualified person" (within the meaning of Section 4975 of the Code) or any "party in interest" (within the meaning of
Section 3(14) of ERISA) has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Employee Plans which could subject any of the Employee Plans, any of the United States Purchased Entities or any officer, director or employee of any of the foregoing to a material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

                 (f) Except as set forth in Schedule 2.14(f) of the Disclosure Schedule, neither the United States Purchased Entities nor any ERISA Affiliate contributes to, maintains or sponsors or has any liability with respect to any employee benefit plan, agreement or arrangement applicable to employees of any of the United States Purchased Entities located outside the United States (the "Foreign Plans"). Each Foreign Plan is in compliance in all material respects with all laws applicable thereto and the respective requirements of the governing documents of such Foreign Plan. There are no pending actions, suits or claims (other than routine claims for benefits) with respect to any Foreign Plan.

                 (g) Except as set forth in Section 2.14(g) of the Disclosure Schedule, there is no pending or, to Seller's or the Company Executives' knowledge, threatened claim in respect of any of the Employee Plans. The Purchased Entities and each ERISA Affiliate have complied with the health care continuation requirements of Part 6 of Title I of ERISA so as not to result in any loss of deduction for purposes of federal income taxes and so as not to be liable for any tax under Section 4980B of the Code.

         2.15    Intellectual Property.

                 (a) The Intellectual Property Rights comprise all of the intellectual property rights necessary for the operation of the Company and the Subsidiaries, as currently conducted. Section 2.15(a) of the Disclosure Schedule sets forth a complete and correct list of all: (i) patented or registered Intellectual Property Rights and pending patent applications or other applications for registrations of Intellectual Property Rights owned or filed by or on behalf of the Company or the Subsidiaries; (ii) trade names and unregistered trademarks and service marks owned or used by the Company or the Subsidiaries; (iii) unregistered copyrights, mask works and non-confidential descriptions of trade secrets owned or used by the Company or the Subsidiaries and material to the financial condition, operating results, assets, or operations of the Company or the Subsidiaries; and (iv) licenses or similar agreements or arrangements for the Intellectual Property Rights to which the Company or the Subsidiaries is a party, either as licensee or licensor (correct and complete copies of which, including all amendments thereto to date, have been delivered to Purchaser).

                 (b) Except as set forth in Section 2.15(b) of the Disclosure Schedule: (i) the Company and the Subsidiaries own and possess all right, title and interest in and to, or have valid and enforceable license to use, the Intellectual Property Rights necessary for the operation of the Company and the Subsidiaries as currently conducted free and clear of all Liens (other than Liens arising with respect to licenses); (ii) no claim by any third party in writing or, to Seller's or the Company Executives' knowledge, orally, contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights has been made which is currently outstanding or, to Seller's or the Company Executives' knowledge, is threatened; (iii) except as otherwise provided in Section 2.15(c)(iv), the loss or expiration of any material Intellectual Property Right or related group of Intellectual Property Rights is not pending or, to Seller's or the Company's knowledge, reasonably foreseeable or threatened; (iv) the Company and the Subsidiaries have not received any notices of any unresolved infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights (including, without limitation, any demand or request that the Company or the Subsidiaries license any rights from a third party); (v) to the knowledge of the Seller or the Company Executives, the Company or the Subsidiaries have not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and the Company or the Subsidiaries are not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company or the Subsidiaries as currently conducted; and (vi) the Company or the Subsidiaries have not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Intellectual Property Rights.

                 (c) Except as set forth in Section 2.15(c) of the Disclosure Schedule: (i) all of the Intellectual Property Rights are owned by, or properly assigned or licensed to, the Company or the Subsidiaries; (ii) the transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest in and to the Intellectual Property Rights; (iii) to the knowledge of Seller or the Company Executives, the Company and the Subsidiaries have taken all necessary and desirable action to maintain and protect the Intellectual Property Rights so as to not materially adversely affect the validity or enforceability of the Intellectual Property Rights; and
(iv) to Seller's or the Company Executives' knowledge, the owners of any Intellectual Property Rights licensed to the Company and the Subsidiaries have taken all necessary action to maintain and protect the Intellectual Property Rights subject to such licenses.

         2.16 Contracts. Section 2.16 of the Disclosure Schedule lists the following written agreements (other than Exempt Contracts) to which the Company and, with respect to clause (f) Interglas or Asahi, is a party or by which the Company and, with respect to clause (f) Interglas or Asahi, or their respective assets are bound:

                 (a) any lease or license of personal property from or to third parties providing for lease or royalty payments in excess of $100,000 per annum;

                 (b) any sales or purchase orders, distribution or other agreement for the purchase or sale of raw materials, commodities, supplies, goods, products, or other personal property or for the furnishing or receipt of services which involves consideration of more than the sum of $100,000, in each case outstanding as of February 20, 1996;

                 (c)      any partnership or joint venture agreement;

                 (d) any indenture, mortgage, note, bond or other evidence of Indebtedness, any credit or similar agreement under which the Company has borrowed money or issued any note, bond, indenture or other evidence of Indebtedness for more than $100,000 or under which the Company has imposed (or may impose) a Lien on any of its respective assets, tangible or intangible;

                 (e) any confidentiality or noncompetition agreement (other than those benefitting a United States Purchased Entity under which the Company has no current or future obligations) or any agreement which restricts a United States Purchased Entity from entering into any new or expanding any existing line of business or any agreement which contains geographic restrictions on their respective abilities to conduct business activities;

                 (f)      any agreement with Seller or any of its Affiliates;

                 (g) any agreement under which the Company could have liabilities or obligations after the Closing with any current or former directors, officers, and employees in the nature of a collective bargaining agreement (including without limitation any collective bargaining pursuant to which any Employee Plan is maintained), an employment agreement, a consulting agreement or a severance agreement;

                 (h) any instrument or agreement whereby the Company grants any other Person a power of attorney, guarantees the liabilities or obligations of any other Person or indemnifies any other Person against loss or liability;

                 (i) any agreement under which any of the United States Purchased Entities could have liabilities or obligations in the future relating to the acquisition or disposition of material assets by way of merger, consolidation, purchase (other than purchase orders disclosed pursuant to clause (b) of this Section 2.16), sale or otherwise, or granting to any Person a right at such Person's option to purchase or acquire any material asset or property, of the Company or any interest therein (not including dispositions of inventory in the ordinary course of business);

                 (j) any agreement or commitment for the construction or modification of any building, structure or other fixed asset, or for the incurrence of any other capital expenditure involving amounts in excess of $100,000;

                 (k) any agreement with any manufacturer's representative, distributor or other independent sales agent that is not terminable by the Company without penalty or payment of compensation on sixty days or less notice;

                 (l) any agreement not otherwise required to be disclosed pursuant to this Section 2.16 the consequences of a default or termination would materially and adversely affect any United States Purchased Entity; and

                 (m) any agreement not otherwise required to be disclosed pursuant to this Section 2.16 either involving consideration of more than $100,000 or not entered into in the ordinary course of business.

Seller has made available to Purchaser a correct and complete copy of each agreement listed in Section 2.16 of the Disclosure Schedule (as amended to date), other than agreements disclosed pursuant to clause (b) of this Section 2.16, which Seller has made available to Purchaser only upon Purchaser's request. Except as otherwise disclosed in Section 2.16 of the Disclosure Schedule, each such agreement is in full force and effect and the Company is not, and to Seller's or the Company Executives' knowledge, no other party thereto is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company, or, to the Seller's or the Company Executives' knowledge, by any other party, or permit termination, modification, or acceleration by the Company, or, to the Seller's or the Company Executives' knowledge, by any other party, under such agreement. Except as set forth in Section 2.16 of the Disclosure
Schedule, the Company is not a party to any oral contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2.16 of the Disclosure Schedule under the terms of this Section 2.16.

         2.17    Environmental and Safety Matters.  Except as set forth in
Section 2.17 of the Disclosure Schedule, (i) the United States Purchased Entities have complied in all material respects and are in compliance in all material respects with all Environmental and Safety Requirements

(including without limitation all permits and licenses required thereunder);
(ii) neither Seller nor any of the United States Purchased Entities has received any oral or written notice of any violation of, or any liability (contingent or otherwise) or corrective or remedial obligation under, any Environmental and Safety Requirements pertaining to the Purchased Entities; and
(iii) neither Seller nor any United States Purchased Entity has transported or arranged for the disposal of any hazardous material, substance, or waste, or owned or operated any property or facility (and no such property or facility is contaminated with hazardous materials, substances or wastes) so as to give rise to liabilities under CERCLA, RCRA or any other Environmental and Safety Requirements. Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements. No Environmental Lien has attached to any property owned, leased or operated by Seller (in relation to the United States Purchased Entities) or any United States Purchased Entity. No facts or circumstances with respect to the past or current operation or facilities of Seller, any United States Purchased Entity or any predecessor or Affiliate thereof (including, without limitation any onsite or offsite disposal or release of hazardous materials, substances or wastes) would give rise to any liability or corrective or remedial obligation under any Environmental and Safety Requirements with respect to the United States Purchased Entities.

         2.18 Labor Relations. Except as set forth in Section 2.18 of the Disclosure Schedule, neither Seller nor any Affiliate of Seller (including the United States Purchased Entities) is a party to any collective bargaining agreement applicable to employees of any of the United States Purchased Entities and no organizational effort is presently being made or, to Seller's or the Company's knowledge, threatened by or on behalf of any labor union with respect to any employees of the United States Purchased Entities. Except as set forth in Section 2.18 of the Disclosure Schedule, the United States Purchased Entities are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and are not engaged in any unfair labor practice and there is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's or the Company's knowledge, threatened, against the United States Purchased Entities.

         2.19 Insurance. Section 2.19 of the Disclosure Schedule lists all insurance policies currently in effect to which the Company is a party covering the properties, assets, employees or operations of the United States Purchased Entities (including policies providing property, casualty, liability, or workers' compensation coverage and bond and surety arrangements), and the information set forth in Section 2.19 of the Disclosure Schedule, including the name of the insurer, the name of the policyholder, the policy number, the period of coverage, a general description of coverage and the amount of coverage (including limits) with respect to each such policy is true and correct. All such policies are in full force and effect.

         2.20    No Brokers' or Other Fees.  Except as set forth in Section
2.20 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any United States Purchased Entity.

         2.21 Bank Accounts. Section 2.21 of the Disclosure Schedule lists the names and locations of all banks and other financial institutions with which any United States Purchased Entity has an account (or to which deposits are made on behalf of any United States Purchased Entity), in each case listing the type of account maintained, the account number therefor, and the names of all Persons authorized to draw thereupon or who have access thereto and lists the locations of all safe deposit boxes used by any United States Purchased Entity.

         2.22 Business of Fort Mill. Fort Mill has no assets other than the Company Shares, Fort Mill does not conduct, and has not conducted, any business other than acting as sole stockholder of the Company or otherwise with respect to the Company Shares.

         2.23 Company Transfer. Except as set forth in Section 2.23 of the Disclosure Schedule, the transfer of the Company's interest in ABAEI has been consummated on terms that do not impose any liability or obligation on any Purchased Entity (whether contingent or otherwise).



                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS

         Holdings represents and warrants to Seller as follows:

         3.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings is a limited liability company duly formed and in good standing under the laws of the State of Delaware.

         3.02 Authorization, Etc. Each of Purchaser and Holdings has full corporate or other power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby, and to carry out the transactions contemplated hereby and thereby. Each of Purchaser and Holdings has duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and, prior to the Closing, each of Purchaser and Holdings will have duly approved and authorized the documents and instruments contemplated hereby and the consummation of the transactions contemplated thereby by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Purchaser and Holdings, enforceable against each of Purchaser and Holdings in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.03 No Approvals or Conflicts. Neither the execution and delivery by Purchaser or Holdings of this Agreement nor the consummation by Purchaser and Holdings of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of Purchaser, (ii) violate, conflict with or result in a breach of any provision of, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any Lien upon any of Purchaser's or Holdings' properties under, or cause the termination or modification of, or give any other Person the right to terminate or modify, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which either Holdings or Purchaser or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, Law applicable to either Holdings or Purchaser or any of its respective properties, or (iv) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party other than filings under the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

         3.04 No Distribution. If Purchaser makes the Cash Election pursuant to Section 1.05, the Shares will not be taken by Purchaser with a view to the public distribution thereof, and will not be transferred except in a transaction registered or exempt from registration under the Securities Act.

         3.05    No Brokers' or Other Fees.  Except as set forth in Section
3.05 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser, Holdings or Vestar.

         3.06 Business of Holdings and Purchaser. Holdings does not own directly or indirectly, or have any investment in any of the capital stock of, or have any similar ownership interest in, any Person other than Purchaser. Prior to the Effective Time, or, if Purchaser makes the Cash Election pursuant to Section 1.05, immediately prior to the Closing, Purchaser will not own directly or indirectly, or have any investment in any of the capital stock of, or have any similar ownership interest in, any Person. Prior to the date hereof, neither Purchaser nor Holdings have incurred any Indebtedness.

         3.07 Capitalization of Purchaser. The authorized capital stock of Purchaser consists of 1,000 shares of Purchaser Common Stock, of which only 100 shares are outstanding and which shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of Purchaser Common Stock, including any rights of conversion or exchange under any outstanding securities or other instruments. Section 3.07 of the Disclosure Schedule sets forth a description of the Financing and such details with respect thereto as are available as of the date hereof.

                                   ARTICLE IV

               CONDITIONS TO SELLER'S AND FORT MILL'S OBLIGATIONS

         The obligations of Seller and Fort Mill to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Seller; provided that no such waiver shall constitute a waiver of Seller's rights, or in any way relieve Purchaser of any obligations, under Article VIII hereof.

         4.01 Representations and Warranties. All of the material representations and warranties made by Holdings in this Agreement or in any written certificate delivered pursuant to this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties that expressly relate to a date earlier than the Closing Date and other changes expressly permitted or contemplated by this Agreement.

         4.02 Performance. Purchaser and Holdings shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser and Holdings prior to the Closing and, if Purchaser fails to make the Cash Election pursuant to Section 1.05, this Agreement shall have been approved by Holdings, as sole stockholder of Purchaser, in accordance with Section 251 of the Delaware General Corporation Law.

         4.03 Officer's Certificate. Holdings shall have delivered to Seller a certificate, dated the Closing Date and executed by an executive officer of Holdings, certifying that the conditions specified in Sections 4.01 and 4.02 (except for those conditions waived by Seller in writing) have been fulfilled at or prior to the Closing Date.

         4.04 No Action. No Action shall have been instituted (and be pending) by any Governmental Body seeking to restrain and prohibit this Agreement or the consummation of the transactions contemplated hereby. No Order preventing the consummation of the sale of the Shares by Seller to Purchaser shall be in effect.

         4.05 HSR Act. The waiting period (including any extensions thereof by reason of a request for additional information) relating to the notification and report forms under the HSR Act filed by Purchaser (or its ultimate parent entity) and Seller with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         4.06    Payments.  If Purchaser makes the Cash Election pursuant to
Section 1.05, Purchaser shall have delivered to Seller the Cash Purchase Price in accordance with the terms of this Agreement, or if Purchaser fails to make the Cash Election, Purchaser or its Affiliate shall have received financing on terms satisfactory to Holdings which is sufficient to consummate the transactions contemplated by this Agreement and the lenders in respect of such financing shall have indicated that all conditions to the funding of such financing have been satisfied or waived (other than the condition that evidence of the filing of the Certificate of Merger shall have been obtained).

         4.07 Capital Structure of Purchaser. If Purchaser has not made the Cash Election pursuant to Section 1.05, (a) Holdings shall have invested at least $25,000,000 in the equity of Purchaser, and (b) the total Indebtedness incurred by Purchaser, the Surviving Corporation or the Company at Closing pursuant to the Financing shall be approximately $140,000,000.

         4.08 Opinion of Counsel. Seller shall have received an opinion of Kirkland & Ellis addressed to Seller and Fort Mill and dated the Closing Date with respect to the matters described in Exhibit 4.08 hereto in a form reasonably acceptable to Seller.

         4.09 Other Agreements. If Purchaser has not made the Cash Election pursuant to Section 1.05, Holdings shall have entered into the Securityholders Agreement and the Voting Trust Agreement, and Holdings and Vestar shall have entered into the Operating Agreement (which shall include the Proceeds Sharing Provisions).


                                   ARTICLE V

              CONDITIONS TO PURCHASER'S AND HOLDINGS' OBLIGATIONS

         The obligations of Purchaser and Holdings to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Purchaser and Holdings; provided that no such waiver shall constitute a waiver of the Purchaser Indemnitees' rights, or in any way relieve Seller of any obligation, under Article VIII hereof.

         5.01 Representations and Warranties. All of the material representations and warranties made by Seller in this Agreement or in any written certificate delivered pursuant to this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties that expressly relate to a date earlier than the Closing Date and other changes expressly permitted or contemplated by this Agreement.

         5.02 Performance. Seller and Fort Mill shall each have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Seller or Fort Mill prior to the Closing and, if Purchaser fails to make the Cash Election pursuant to Section 1.05, this Agreement shall have been approved by Springs, as sole stockholder of Fort Mill, in accordance with Section 251 of the Delaware General Corporation Law.

         5.03 Certificate. Seller shall have delivered to Purchaser and Holdings a certificate, dated the Closing Date and executed by an executive officer of Seller, certifying that the conditions specified in Sections 5.01 and 5.02 (except for those conditions waived by Purchaser and Holdings in writing) have been fulfilled at or prior to the Closing Date.

         5.04 No Action. No Action shall have been instituted (and be pending) by any Governmental Body seeking to restrain and prohibit this Agreement or the consummation of the transactions contemplated hereby. No Order preventing the consummation of the sale of the Shares by Seller to Purchaser shall be in effect.

         5.05 Consents. All consents and approvals (including those listed in Section 5.05 of the Disclosure Schedule) required for the consummation of the transactions contemplated by this Agreement or where the effect of the failure to obtain any such consent or approval would result in the breach of a material agreement that any Purchased Entity is a party to shall have been given and delivered.

         5.06 HSR Act. The waiting period (including any extensions thereof by reason of a request for additional information) relating to the notification and report forms under the HSR Act filed by Purchaser (or its ultimate parent entity) and Seller with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         5.07 No Changes. Since December 31, 1995, there shall have been no material adverse change in the financial condition, operating results, business, business prospects or material business relationships of the Company, the Subsidiaries, Interglas or Asahi (provided, however, that the transfer or other disposition of ABAEI and any transfer in the compliance with Section 6.20 shall not constitute material adverse changes for purposes of this Section 5.07).

         5.08 Delivery of Shares. If Purchaser makes the Cash Election pursuant to Section 1.05, Seller shall have delivered to Purchaser the Shares.

         5.09 Resignation of Directors. Seller shall have delivered to Purchaser the written resignations of (a) all of the directors of Fort Mill and the Company, effective as of the Closing Date, (b) all members of the Managing Committee of Clark-Schwebel Tech-Fab Company, a New York general partnership ("Tech-Fab"), who were appointed by the Company, effective as of the Closing Date, and (c) all of the directors of each of Interglas and Asahi who were designated by the Company, effective as of the Closing Date.

         5.10 Financing. Purchaser or its Affiliate shall have received financing on terms satisfactory to Holdings which is sufficient to consummate the transactions contemplated by this Agreement and to provide for the operational needs of the Company (the "Financing").

         5.11 Opinion of Counsel. Purchaser and Holdings shall have received an opinion of each of Sutherland, Asbill and Brennan and Seller's General Counsel addressed to Purchaser and Holdings and dated the Closing Date with respect to the matters described in Exhibit 5.11 hereto in a form reasonably acceptable to Purchaser and Holdings.

         5.12    Real Property Matters.

                 (a) A title insurance company selected by Purchaser (the "Title Company") shall be willing to insure at standard rates the Company's and the applicable Subsidiaries' marketable title in and to the Owned Property in fee simple, and the mortgage lien of Purchaser's (or its Affiliate's) lender on the Owned Property free and clear of all Liens, defects, claims, leases or rights of possession (other than Permitted Liens and the matters disclosed in Section 2.10(a) of the Disclosure Schedule) including such endorsements and affirmative coverages as Purchaser and lender shall reasonably require including without limitation non-imputation endorsements. Seller shall cause the Company to provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages. The cost of such title insurance policies shall be paid by Purchaser or, if the Closing is effected, the Company.

                 (b) Purchaser shall have received a survey of each Owned Property in a form reasonably satisfactory to Purchaser's (or its Affiliate's) lender and the Title Company and sufficient to provide standard survey coverage over all survey related title exceptions on the policy of title insurance to be obtained by Purchaser, certified to Purchaser, such lender and the Title Company and showing no defects, encroachments or encumbrances other than the matters disclosed in Section 2.10(a) of the Disclosure Schedule and Permitted Liens. The cost of such surveys shall be paid by Purchaser.

                 (c) Purchaser shall have received from each landlord under a Lease an estoppel in form and substance reasonably satisfactory to Purchaser.

         5.13 Indebtedness and Liens. As of the Closing, (a) all outstanding Indebtedness (other than obligations related to capital leases set forth in Section 5.13 of the Disclosure Schedule) of each of Fort Mill and the Company shall have been paid in full, defeased in a manner that will not result in any liability or obligation being imposed on the Company, Fort Mill or the Surviving Corporation, or assumed by Seller, including without limitation the Industrial Revenue Bond Obligation, and (b) all Liens on the capital stock or other equity interests of the United States Purchased Entities and on all other assets of the Company securing such Indebtedness shall have been released, and, if required by Purchaser's (or its Affiliate's) lender, all public records shall have been cleared of any such Liens. At the Closing, Seller shall cause the Company to provide, or arrange to be provided to Purchaser, all releases and other documents in form and substance reasonably satisfactory to Purchaser either providing for, or if required by Purchaser's (or its Affiliate's) lender, demonstrating the release (actual and of record) of such Liens.

         5.14 Fort Mill Assets and Liabilities. Fort Mill shall have no assets other than the Company Shares and no liabilities of any nature whatsoever.

         5.15 Transition Agreements. Seller shall have entered into agreements with the Company containing the terms set forth in Exhibit 5.15 hereto.





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

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

         6.01 Conduct of Business. Seller covenants that, except (i) for actions taken to implement this Agreement and the transactions contemplated hereby, (ii) as disclosed in the Disclosure Schedule, (iii) for actions taken pursuant to an Exempt Contract, or (iv) as consented to by Holdings, from and after the date of this Agreement and until the Closing Date, Seller shall cause the Company to, and shall use reasonable best efforts to cause the Subsidiaries to, conduct their respective businesses only in the ordinary course of business consistent with past practice, and, without limiting the foregoing, shall cause the Company to, and shall use reasonable best efforts to cause the Subsidiaries to (and with respect to clauses (c) and (d), Seller shall cause Fort Mill to):

                 (a) use commercially reasonable efforts consistent with good business judgment and in accordance with the Company's practice during the past five years to: (i) preserve intact the present business organization, material licenses and operations of the Company and the Subsidiaries; (ii) keep available the services of the material employees of the Company and the Subsidiaries; and (iii) preserve the present relationships of the Company and the Subsidiaries with customers, suppliers and other entities or Persons having business dealings with the Company and the Subsidiaries;

                 (b) except as set forth in Section 6.01(b) of the Disclosure Schedule, maintain the books and records of the Company and the Subsidiaries in accordance with past practice;

                 (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of its capital stock, or grant or issue, or agree to grant or issue, any options relating to the issuance thereof;

                 (d) not acquire any shares of their respective capital stock in any transaction other than for cash, or declare any dividends with respect to their respective shares of capital stock (other than cash dividends) or make any non-cash distribution with respect to their respective capital stock;

                 (e) except for sales of inventory in the ordinary course of business consistent with past practice or other sales of assets in the ordinary course of business consistent with past practice in arm's length transactions, not sell, pledge, dispose of or encumber any of their respective assets;

                 (f) except in the ordinary course of business consistent with past practice, or as necessary or advisable under applicable Law, not make or permit to be made any material amendment or termination of any contract required to be listed in Section 2.16 of the Disclosure Schedule;

                 (g) not merge with or into, consolidate with or acquire all or substantially all of the stock or assets of any other Person;

                 (h) except as contemplated in the Approved Budget, not enter into any commitment, contract, lease, sublease, license, or sublicense (or series of related commitments,





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

contracts, leases, subleases, licenses, or sublicenses) either involving more than $100,000 individually or $500,000 in the aggregate or outside the ordinary course of business consistent with past practice;

                 (i) except as contemplated in the Approved Budget, not commit to the acquisition or construction of any property, plant or equipment in excess of $100,000 individually or $500,000 in the aggregate;

                 (j) not create, incur, assume, or guarantee any indebtedness (including capital lease obligations) involving $100,000 individually or $350,000 in the aggregate or outside the ordinary course of business consistent with past practice (other than pursuant to Section 6.20);

                 (k) not discharge or cancel any material claim or right with respect to any Intellectual Property Rights;

                 (l) (i) not make or grant any increases in the compensation or benefits payable or to become payable to (A) any of their respective officers or directors who are or will be on the Company's payroll or
(B) other employees whose current salary exceeds $50,000 per year, (ii) adopt any Employee Plan or any retirement, deferred compensation, bonus or material fringe benefit plan or program or any bonus, insurance, pension or similar arrangement (or make any loan or other credit accommodation) to or for any officer, employee, or director or (iii) make any contribution to any Employee Plan or any retirement, deferred compensation or bonus program, plan or arrangement for the benefit of any employee, officer or director, other than in the ordinary course of business consistent with past practice;

                 (m) not make or enter into any agreement or understanding to do any of the foregoing; or

                 (n) except as otherwise contemplated or required hereby, not enter into any transaction or perform any act which would result in any of the representations and warranties contained in this Agreement not being true and correct in any material respect at and as of the time immediately after the occurrence of such transaction or act or on the Closing Date.

         6.02    Access to Books and Records; Post-Closing Access.

                 (a) From the date hereof until the Closing, Seller shall use reasonable efforts to make available all information (financial or otherwise) reasonably requested by or on behalf of Purchaser or its financing sources in connection with their due diligence review of the Purchased Entities, including at all reasonable times and upon reasonable notice, access to the books, records, facilities, properties, officers, key employees, accountants and representatives of the Purchased Entities. Purchaser will use commercially reasonable best efforts to assure that any disruption to the business of the Purchased Entities is minimized in connection with due diligence efforts by Purchaser and its Affiliates and their respective representatives, and the Purchased Entities shall not be required to incur any out-of-pocket travel expenses in connection with such due diligence without Seller's prior consent. Seller shall designate one or more persons who shall be responsible for handling all due diligence access requests, and Purchaser shall use its commercially reasonable best efforts to notify Seller of the names of the persons who will be making such requests. All requests for due diligence information or access to assets or employees of the Purchased Entities by Purchaser and its Affiliates or their respective representatives shall be through Seller's designated representative or representatives. Purchaser shall notify Seller in advance of the names of any third parties (including prospective lenders and equity participants) to which Purchaser wishes to furnish any Evaluation Material involving the Purchased Entities and shall use commercially reasonable best efforts to cause any such third parties to execute a confidentiality agreement substantially in the form of the Confidentiality Agreement unless Seller waives such requirement in writing. Neither Purchaser nor its representatives shall contact Interglas, Asahi, Clark-Schwebel Tech-Fab Company, or their Affiliates or any of the Purchased Entities' customers or suppliers regarding the transactions contemplated by this Agreement without the prior consent of Seller; provided, however, Seller and Purchaser shall mutually agree upon a schedule for Purchaser and its representatives to be afforded the opportunity to make such contact; and, provided further, that no meeting with the aforesaid entities shall be scheduled without the prior consent of Seller, or conducted without the presence of a representative of Seller, without the prior consent of Seller.

                 (b) Purchaser and Seller agree to retain for a period of six years after the Closing Date any and all books and records relating to the assets, liabilities and business of the Purchased Entities that exist on, or existed prior to, the Closing Date and that are related to the transactions contemplated hereby. In the event either party needs access to such books, records, or accounting personnel of Purchaser and the Company for the purposes of (i) responding to any inquiries of any Governmental Body, (ii) preparing Tax Returns and financial statements, or (iii) any other similar business purpose (including, without limitation, effecting a registration of any securities of any Purchased Entity under the Securities Act or complying with the terms of this Agreement), each party will allow authorized representatives of the other party access to such books, records, and accounting personnel upon reasonable notice during normal business hours for the sole purpose of obtaining information for use as aforesaid and will permit the other party to make such extracts and copies thereof as may be necessary and, if required for such purpose, to have access to and possession of original documents.

         6.03    Filings and Consents.

                 (a) As promptly as practicable after the date hereof, Purchaser and Seller shall make, or shall cause to be made, such filings as may be required pursuant to the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Purchaser and Seller will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice any supplemental information that may be requested pursuant to the HSR Act. All filings referred to in this Section 6.03 will comply in all material respects with the requirements of the respective Laws pursuant to which they are made, and all fees related to such filings shall be paid by Purchaser.

                 (b) Without limiting the generality or effect of Section 6.03(a), each party to this Agreement will (i) use reasonable best efforts to comply as expeditiously as possibly with all lawful requests of Governmental Bodies for additional information and documents pursuant to the HSR Act, (ii) not (A) unreasonably extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Body not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties, which consent shall not be unreasonably withheld, and (iii) cooperate with the other party and use reasonable best efforts to cause the lifting or removal of any temporary restraining order, preliminary injunction or other Order that may be entered into in connection with the transactions contemplated by this Agreement.

                 (c) As promptly as practicable, each of Seller and Purchaser will make, or cause to be made, all filings with courts or other Governmental Bodies, and Seller will apply in writing for, and use all commercially reasonable efforts to obtain, all other third party approvals and consents required to be made or obtained in order to effectuate the transactions contemplated hereby. Each of Seller and Purchaser will co-operate with the other in effecting the foregoing, and will deliver to the other copies of all filings, approvals and consents made or obtained pursuant to this
Section 6.03.

         6.04    Tax Matters.

                 (a) Liability of Seller for Pre-Closing Taxes. Seller shall be liable for and shall indemnify Holdings, Purchaser and each of their Affiliates for (i) all income Taxes, including, without limitation, any income Taxes resulting from this Agreement, imposed on Seller and Seller's Affiliated Group for all taxable years or periods, whether ending before or after the Closing Date, (ii) all income Taxes imposed on the United States Purchased Entities, or for which the United States Purchased Entities may otherwise be responsible, for any taxable year or period of the United States Purchased Entities that ends on or before the Closing Date, and (iii) with respect to any taxable year of the United States Purchased Entities that begins before the Closing Date and ends after the Closing Date, a portion of the income Taxes imposed on the United States Purchased Entities, or for which the United States Purchased Entities may otherwise be responsible, which relates to the portion of such Taxable period (computed in accordance with Section 6.04(k)(ii) of this Agreement) ending on the Closing Date. For purposes of the preceding sentence, a Tax for which a United States Purchased Entity may otherwise be responsible includes the liability of a United States Purchased Entity for the unpaid Taxes of any Person (other than any United States Purchased Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax law), as transferee or successor, by contract, or otherwise, accruing during the applicable period. Seller shall not be responsible for Taxes imposed on any Purchased Entity and attributable (where applicable in accordance with Section 6.04(k)(ii) of this Agreement) to periods or portions thereof beginning after the Closing Date.

                 (b) Mutual Cooperation. As soon as practicable, but in any event within 30 days after Seller's or Holdings' request, as the case may be, Holdings shall or shall cause the United States Purchased Entities, as applicable, to deliver to Seller or Seller shall deliver to Holdings, such information and other data in the possession of Seller, Holdings, or the United States Purchased Entities, as the case may be, relating to the Tax Returns and Taxes of such United States Purchased Entity, including such information and other data customarily required by

Seller or Holdings, as the case may be, to cause the payment of all Taxes or to permit the preparation of any Tax Returns for which it has responsibility or liability or to respond to audits by any taxing authorities with respect to any Tax Returns or Taxes for which it has any responsibility or liability under this Agreement or otherwise or to otherwise enable Seller or Holdings, as the case may be, to satisfy its accounting or Tax requirements, and shall make available such knowledgeable employees of the United States Purchased Entities or Seller, as the case may be, as Seller or Holdings may reasonably request. For a period of seven years after the Closing Date, and, if at the expiration thereof any tax audit or judicial proceeding is in progress or the applicable statute of limitations has been extended, for such longer period as such audit or judicial proceeding is in progress or such statutory period is extended, Holdings shall, and shall cause the United States Purchased Entities to, maintain and make available to Seller, on Seller's reasonable request, copies of any and all information, books and records referred to in this Section 6.04(b). After such period, Holdings and the United States Purchased Entities may dispose of such information, books and records, provided that prior to such disposition Holdings shall give Seller a reasonable opportunity to take possession of such information, books and records. Holdings and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby), provided, however, that neither Holdings nor Seller nor any of their Affiliates shall be required to obtain a ruling with respect to the tax consequences of this transaction unless Seller and Holdings mutually agree otherwise. Holdings and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                 (c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) imposed as a result of the transactions contemplated by this Agreement (including any New York State Gains Tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Holdings will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                 (d)      Time of Payment.  Any payment pursuant to this
Section 6.04 shall be made not later than 30 days after receipt by Seller of written notice from Holdings stating that Taxes for which Seller is responsible have been paid by Holdings, any of its Affiliates, or (effective upon the Closing) any United States Purchased Entity, and the amount thereof and of the indemnity payment requested. Holdings shall make no payment with respect to any claim, assessment or disputed amount referred to in subsection (e)(i) of this Section 6.04 until the provisions of subsection (e) have been satisfied with respect to such amount. Any payment required under this Section 6.04 and not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

                 (e)      Contests.

                          (i)     Whenever any taxing authority asserts a
claim, makes an assessment or otherwise disputes or affects the Income Tax reporting position of the United States Purchased Entities for periods prior to the Closing Date or the amount of Taxes for which Seller is or may be liable under this Agreement, Holdings shall, promptly upon receipt by Holdings or the United States Purchased Entities of notice thereof, inform Seller, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, to the extent such proceedings or determinations affect the Income Tax reporting position of the United States Purchased Entities for periods prior to the Closing Date or the amount of Taxes for which Seller is liable under this Agreement; provided that Seller shall consult in good faith with Holdings regarding any such audit, proceeding or determination to the extent such audit, proceeding or determination would reasonably be expected to affect Taxes for which the United States Purchased Entities, Purchaser or Holdings is liable under this Agreement; and, provided further, that, without the prior written consent of Holdings (such consent not to be unreasonably withheld), (A) neither Seller nor any of its Affiliates shall, unless otherwise required by Law, take any position on any Tax Return or in any contest or proceeding relating to Taxes after the Closing Date not in accordance with past custom and practice that materially adversely affects the United States Purchased Entities, their respective Tax attributes or Tax liability for a taxable period or portion thereof beginning after the Closing Date, and (B) neither Seller nor any of its Affiliates shall agree to any settlement in respect of any contest or proceeding relating to Taxes (other than federal Income Taxes) after the Closing Date not in accordance with past custom or practice which would materially adversely affect the United States Purchased Entities, their respective Tax attributes or Tax liability for a taxable period or portion thereof beginning after the Closing Date.

                          (ii)    Whenever any taxing authority asserts a
claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser or Holdings is liable under this Agreement, Seller shall, promptly upon receiving notice thereof, inform Holdings. Holdings shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, but only to the extent such proceedings affect the amount of Taxes for which Holdings is liable under this Agreement; provided that Holdings shall consult in good faith with Seller regarding any audits of Holdings' and the United States Purchased Entities's Tax Returns to the extent such audits would reasonably be expected to affect Taxes for which Seller is liable under this Agreement; provided further, that, without the prior written consent of Seller (such consent not to be unreasonably withheld), (A) neither Holdings nor any of its Affiliates shall, unless otherwise required by Law, take any position on any Tax Return or in any contest or proceeding relating to Taxes after the Closing Date not in accordance with past custom and practice that materially adversely affects the Tax liability of the United States Purchased Entities for the Pre- Closing Portion of a taxable period beginning before and ending after the Closing Date, and (B) neither Holdings nor any of its Affiliates shall agree to any settlement in respect of any contest or proceeding relating to Taxes after the date of this Agreement not in accordance with past custom or practice which would materially adversely affect the Tax liability of the United States Purchased Entities for the Pre-Closing Portion of a taxable period beginning before and ending after the Closing Date. The "Pre-Closing Portion" of a taxable period beginning before and ending after the Closing Date means the portion of such taxable period that begins on the first day of such taxable period and ends on (and includes) the Closing Date.

                 (f) Resolution of Disagreements Between Seller and Purchaser. If Seller and Holdings disagree as to the amount for which each is liable under this Section 6.04, Seller and Holdings shall promptly consult with each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within fifteen (15) days of the date of consultation, Seller and Holdings shall jointly select from the six major independent certified public accounting firms in the United States (which are listed in Section 6.04(f) of the Disclosure Schedule) (any such accounting firm is referred to herein as an "Accountant"), an Accountant which has not performed any material services since January 1, 1993, for either Seller or Vestar or an Affiliate of Vestar, to act as an arbitrator to resolve all points of disagreement concerning tax accounting matters with respect to this Agreement. If the parties cannot agree on the selection of an Accountant within fifteen (15) days, then such Accountant shall be selected by lot from the Accountants listed in Section 6.04(f) of the Disclosure Schedule.

                 (g) Tax Sharing Agreement. Any Tax sharing agreement between any Purchased Entity and any other Person (other than a Purchased Entity) shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

                 (h) No Changes. Without the prior written consent of Holdings (which consent shall not be unreasonably withheld), neither Seller nor any United States Purchased Entity shall (if not in accordance with the past custom and practice of such United States Purchased Entity) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to such United States Purchased Entity, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, or other action or omission would have the effect of materially increasing the Tax liability (other than a liability for which Seller is primarily responsible pursuant to this Section 6.04) or materially decreasing any Tax benefit (including, without limitation, the basis of any asset, any deduction, loss, any net operating loss or other carryover or carryback, any credit, and any claim for refund) of any United States Purchased Entity, Purchaser, Holdings or any Affiliate of Holdings for periods or portions thereof beginning after the Closing Date.

                 (i) Affiliated Group Membership. Seller shall not take any action or allow any action to be taken, including, without limitation, by any United States Purchased Entity, which would cause any Purchased Entity that is a member of Seller's Affiliated Group on the date of this Agreement to cease being a member of Seller's Affiliated Group prior to the Closing.

                 (j) Tax Benefits and Detriments. If any income Tax adjustment required solely as the result of an audit by a taxing authority of a Tax period (or portion thereof) ending on or before the Closing Date results in
(A) any Tax benefit to the Company, any successor thereto or any Affiliate thereof for any Taxable period (or portion thereof) beginning after the Closing Date which would not, but for such adjustment, be available, Holdings shall pay, or shall cause to be paid, to the Seller an amount equal to the actual Tax Savings produced by such Tax benefit at the time such Tax Savings is realized by the Company, any successor thereto or any Affiliate thereof, or (B) any Tax detriment to the Company, any successor thereto or any Affiliate thereof for any Taxable period (or portion thereof) beginning after the Closing Date which would not, but for such adjustment, be incurred, Seller shall pay, or shall cause to be paid, to Holdings an amount equal to the actual Tax Increase produced by such Tax detriment at the time such Tax Increase is paid by the Company, any successor thereto or any Affiliate thereof. "Tax Savings" means, for any Tax period or portion thereof, the amount of the reduction in Taxes paid to a taxing authority by the Company, any successor thereto or any Affiliate thereof with respect to such Tax period or portion thereof as compared to the Taxes that would have been paid to a taxing authority by the Company, any successor thereto or any Affiliate thereof with respect to such Tax period or portion thereof in the absence of the Tax benefit which produces such Tax Savings. "Tax Increase" means, for any Taxable period or portion thereof, the amount of the increase in Taxes paid to a taxing authority by the Company, any successor thereto or any Affiliate thereof with respect to such Tax period or portion thereof as compared to the Taxes that would have been paid to a taxing authority by the Company, any successor thereto or any Affiliate thereof with respect to such Tax period or portion thereof in the absence of the Tax detriment which produces such Tax Increase.

                 (k)      Tax Returns.

                          (i)     Seller shall have responsibility for
preparing and filing any Tax Returns of Seller's Affiliated Group. Seller shall prepare or cause to be prepared all separate income Tax Returns for the United States Purchased Entities for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Each such income Tax Return shall be prepared in accordance with the past custom and practice of the applicable United States Purchased Entity. Seller shall submit each such income Tax Return to Holdings at least 30 days prior to the applicable due date (including any extensions thereof) prescribed by law for filing such income Tax Return. Holdings shall file or cause to be filed each such income Tax Return as prepared (subject to any changes mutually agreed by Holdings and Seller) unless Holdings believes there is no reasonable basis for a position (an "Objectionable Position") taken on any such income Tax Return; provided, however, that Holdings shall nevertheless file such income Tax Return as prepared (and modified pursuant to mutual agreement) if Holdings has received from tax counsel to Seller an opinion stating that there is a reasonable basis for such Objectionable Position.

                          (ii)    Except as otherwise provided in Section
6.04(c), Holdings shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the United States Purchased Entities for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Holdings within fifteen (15) days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected on the Closing Date Working Capital Statement. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. For purposes of this Section, in the case of any Tax credit relating to a Taxable period that begins before and ends after the Closing Date, the portion of such Tax credit which relates to the portion of such Taxable period ending on the Closing Date shall be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (y) above bears to the total amount of Taxes for such Taxable period. All determinations necessary to give effect to the foregoing allocations shall be made and each Tax Return prepared pursuant to this subsection 6.04(k)(ii) shall be prepared in a manner consistent with prior practice of the applicable United States Purchased Entity (unless Holdings and Seller agree otherwise).

         6.05 WARN Act. Seller and Purchaser agree that for purposes of the United States Worker Adjustment and Retraining Notification Act of 1989, as amended (the "WARN Act"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. Purchaser agrees that it shall be responsible for compliance with the WARN Act with respect to the United States Purchased Entities for actions taken by the United States Purchased Entities after the Closing.

         6.06    Employee Benefit Provisions.

                 (a)      Continuing Employees.

                          (i)     Purchaser shall cause the Company to continue
to employ (A) the employees of the Company who are actively employed by the Company on the Closing Date, and (B) any employees of the Company who on the Closing Date are on an approved medical leave of absence, short-term disability leave of absence, workers' compensation leave of absence, or absent pursuant to the provisions of the Family and Medical Leave Act of 1993. All such employees shall be referred to herein as "Continuing Employees."

                          (ii)    At least 10 days prior to the Closing Date,
Seller shall provide to Purchaser a list of all employees of the Company who as of the Closing Date are on a short-term disability leave of absence from the Company, setting forth the name, title, compensation, monthly benefit amount, date of hire, gender and date of commencement of short-term disability leave of absence of each such employee.

                          (iii)   Notwithstanding any other provision of this
Agreement, nothing in this Agreement shall limit Purchaser's or the Company's ability to terminate the employment of any Continuing Employee at any time following the Closing Date for any reason, including without cause.

                 (b) Continuation of Benefit Plans. For a period of 18 months after the Closing Date, Purchaser shall cause the Company to maintain for the benefit of the Continuing Employees





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

employee benefit plans, programs and arrangements substantially equivalent, in the aggregate, to those employee benefit plans, programs and arrangements listed at Section 6.06(b) of the Disclosure Schedule.

                 (c)      Defined Contribution Plan.

                          (i)     Effective as of the Closing Date, the Company
shall continue as a participating employer in the "Springs of Achievement Partnership Plan" (the "Seller's Defined Contribution Plan"), and Seller shall make any necessary amendment to the Seller's Defined Contribution Plan so that the Company may continue as such a participating employer. Seller shall permit the Company to remain as a participating employer under the Seller's Defined Contribution Plan until the first day of the first month that immediately follows the last day of the sixth month which follows the month in which the Closing Date occurs (the "Transition Date").

                          (ii)    No later than one month after the Transition
Date (but effective as of the Transition Date), Purchaser shall cause the Company to adopt and maintain a defined contribution plan (the "Purchaser's Defined Contribution Plan") intended to be qualified under Section 401(a) of the Code that is substantially similar to the Seller's Defined Contribution Plan, has features concerning the timing and method of distributions such that a mandatory transfer from the Seller's Defined Contribution Plan to the Purchaser's Defined Contribution Plan of account balances attributable to the Continuing Employees will not cause a violation of Section 411(d)(6) of the Code, and credits the Continuing Employees with all of their years of service with Seller for all purposes under the Purchaser's Defined Contribution Plan. As soon as practicable after the adoption of the Purchaser's Defined Contribution Plan, Purchaser shall cause the Company to submit the Purchaser's Defined Contribution Plan to the IRS for a favorable determination that the Purchaser's Defined Contribution Plan is qualified under Section 401(a) of the Code.

                          (iii)   In accordance with the applicable provisions
of Section 414(l) of the Code, Seller shall cause the assets of the Seller's Defined Contribution Plan attributable to the accounts of each Continuing Employee who is employed by the Company on the date of transfer of the assets (the "Transfer Date") (or the beneficiaries or alternate payee(s) of each Continuing Employee) to be transferred by the trustee of the Seller's Defined Contribution Plan to the trustee of the Purchaser's Defined Contribution Plan. As of the valuation date under the Seller's Defined Contribution Plan that immediately precedes such transfer, Seller shall cause the assets of the Seller's Defined Contribution Plan attributable to such accounts that are invested in stock of Seller to be reinvested in equivalent amounts of cash; and the transfer of such assets from the Seller's Defined Contribution Plan to the Purchaser's Defined Contribution Plan shall be made in cash. Except as provided in the foregoing sentence, any transfer of assets from the Seller's Defined Contribution Plan to the Purchaser's Defined Contribution Plan made pursuant to the terms of this Agreement shall be in cash or in kind (except that in all events any promissory notes or other evidences of indebtedness with respect to outstanding loans made to Continuing Employees shall be transferred to the Purchaser's Defined Contribution Plan), as mutually agreed by Seller and Purchaser, or in cash if no such agreement is made, and shall be made as of and as soon as practicable after a valuation date under the Seller's Defined Contribution Plan occurring coincident with or immediately preceding the Transition Date, or as of such later valuation date as may be





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

mutually selected by Seller and Purchaser, but not before 30 days after Seller and the Company shall have complied with any requirement to file IRS Forms 5310-A with the IRS. Such transfer shall account appropriately for earnings during the period from the applicable valuation date to the Transfer Date.

                          (iv)    From the Transition Date until the Transfer
Date, Purchaser shall cause the Company to make continuous payroll deductions each pay period from the pay of each Continuing Employee who has a loan(s) outstanding from the Seller's Defined Contribution Plan of amounts sufficient to pay the installment payments of principal and interest on each such loan as required by the promissory note or other evidence of indebtedness relating to such loan. Such deducted amounts shall be paid by the Company to the Seller's Defined Contribution Plan for a credit against such loan.

                          (v)     On or prior to the Closing Date, Seller shall
cause the Company to make a contribution to the Seller's Defined Contribution Plan of the amounts of (A) any salary reduction contributions and matching contributions attributable to or payable on account of any Continuing Employee under the terms of the Seller's Defined Contribution Plan for any time period ending on the Closing Date, and (B) any profit sharing contributions attributable to or payable on account of any Continuing Employee under the terms of the Seller's Defined Contribution Plan for the calendar year ending on December 31, 1995. In the event that any of the contributions described in the preceding sentence cannot be made on or prior to the Closing Date, the amount of such contributions shall be reflected on the Closing Date Working Capital Statement and Purchaser shall cause the Company to make such contributions after the Closing Date. The amount of the Company's minimum obligation (as determined under the terms of the Seller's Defined Contribution Plan) with respect to profit sharing contributions attributable to or payable on account of the Continuing Employees for the period commencing on January 1, 1996 and ending on the Closing Date shall be reflected on the Closing Date Working Capital Statement.

                          (vi)    Notwithstanding the foregoing, if Seller
shall determine that a transfer of the assets described in subparagraph (iii) above represented by any insurance company guaranteed investment contract would result in a loss of the contract rate of interest for any period during such contract's stated term or the imposition of a penalty or market value adjustment under any such contract, the assets represented by such contract shall not be so transferred but shall be held under the Seller's Defined Contribution Plan and administered pursuant to the terms thereof, as in effect on the Closing Date, until the term of such contract shall end, at which time the assets held thereunder on behalf of the Continuing Employees shall be transferred to the Purchaser's Defined Contribution Plan. Seller shall take any action necessary so that for purposes of computing the vested interest of the Continuing Employees under the Seller's Defined Contribution Plan and for purposes of determining when a Continuing Employee is entitled to a distribution thereunder, employment by the Company after the Closing Date shall be taken into account as if it were employment by Seller; and Seller shall take no action which would cause any such contract to terminate under circumstances which would result in a loss of the contract rate of interest for any period during its stated term or the imposition of any penalty or market value adjustment.

                          (vii)   Notwithstanding any other provision of this
Agreement, Seller shall be solely responsible for any liability incurred in connection with the investigation of the Seller's Defined Contribution Plan by the IRS as disclosed at Section 2.14(g) of the Disclosure Schedule, and neither Purchaser nor the Company shall be required to accept any transfer of assets from the Seller's Defined Contribution Plan unless Purchaser shall be satisfied that the Seller's Defined Contribution Plan remains qualified under Section 401(a) of the Code as of the proposed Transfer Date.

                 (d)      Medical and Dental - Active Employees.

                          (i)     Effective as of the Transition Time, the
Continuing Employees shall cease being covered under the medical and dental component of the "Comprehensive Health Care, Life and Disability Plan of Springs Industries, Inc." and any other employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) maintained by Seller that provides similar benefits (collectively, the "Seller's Medical Plan") as sponsored and maintained by Seller. Effective as of the Transition Time, the Continuing Employees shall be covered by medical and dental plans established and maintained in accordance with Section 6.06(b) (collectively, the "Purchaser's Medical Plan").

                          (ii)    Effective as of the Transition Time,
Purchaser shall cause the Company to assume all liabilities under the Seller's Medical Plan for all claims whenever incurred by the Continuing Employees that are submitted for payment to and received by the third party administrator of the Purchaser's Medical Plan after the Closing Date. On and after the Closing Date, Seller shall retain and have sole responsibility for (A) all liabilities, obligations and commitments arising under Part 6 of Title I of ERISA and
Section 4980B of the Code relating to any "qualifying event" (as such term is defined in Section 603 of ERISA) occurring with respect to any employee of the Company at any time on or prior to the Closing Date, and (B) all liabilities under the Seller's Medical Plan for all claims incurred by the Continuing Employees that (1) were submitted for payment to and received by the third party administrator of the Seller's Medical Plan on or prior to the Closing Date, and (2) were not paid within ten days after receipt by such third party administrator of all information necessary to process and pay the claims.

                          (iii)   Notwithstanding any other provision of this
Agreement, for a period of 6 months following the Closing Date, Seller shall provide to the Company such administrative and support services with respect to the Purchaser's Medical Plan as are necessary to ensure the proper operation of the Purchaser's Medical Plan and as are comparable to the administrative and support services provided by Seller to the Company prior to the Closing Date in connection with the Seller's Medical Plan. The cost of such administrative and support services shall be paid by the Company at a rate that is equivalent to the actual and reasonable cost of such services.

                 (e)      Medical - Retired Employees.

                          (i)     Effective as of the Transition Time, the
Continuing Employees shall cease being covered under the "Springs Industries, Inc. Continued Medical Sharing Plan" and any other employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) maintained





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

by Seller that provides similar benefits (collectively, the "Seller's Retiree Medical Plan") as sponsored and maintained by Seller. Effective as of the Transition Time, the Continuing Employees shall be provided with retiree health coverage established and maintained in accordance with Section 6.06(b) (the "Purchaser's Retiree Medical Plan").

                          (ii)    Effective as of the Transition Time,
Purchaser shall cause the Company to assume and have sole responsibility for all liabilities, obligations and commitments for the post-retirement medical coverage for the individuals who are listed at Section 6.06(e) of the Disclosure Schedule in accordance with the terms of the Purchaser's Retiree Medical Plan.

                          (iii)   Notwithstanding any other provision of this
Agreement, for a period of 6 months following the Closing Date, Seller shall provide to the Company such administrative and support services with respect to the Purchaser's Retiree Medical Plan as are necessary to ensure the proper operation of the Purchaser's Retiree Medical Plan and as are comparable to the administrative and support services provided by Seller to the Company prior to the Closing Date in connection with the Seller's Retiree Medical Plan. The cost of such administrative and support services shall be paid by the Company at a rate that is equivalent to the actual and reasonable cost of such services.

                 (f)      Life and Disability Insurance.

                          (i)     Effective as of the Transition Time, the
Continuing Employees shall cease being covered under the life and disability components of the "Comprehensive Health Care, Life and Disability Plan of Springs Industries, Inc.", the "Springs of Achievement Long Term Disability Excess Plan", the "Long Term Disability Plan of Springs Industries, Inc. and Affiliates" and under any other employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) maintained by Seller that provides similar benefits (collectively, the "Seller's Life and Disability Plan"). Effective as of the Transition Time, the Continuing Employees shall be covered by life and disability insurance plans established and maintained in accordance with
Section 6.06(b) (collectively, the "Purchaser's Life and Disability Plan").

                          (ii)    Effective as of the Transition Time, except
as provided in subparagraph (iv) below, Purchaser shall cause the Company to assume and have sole responsibility for the payment of (or, as applicable, the reimbursement to a third party administrator or insurer of) any life and disability benefits payable to (or on behalf of) all employees and former employees of the Company who, as of the Closing Date, are receiving or entitled to receive any benefits under the Seller's Life and Disability Plan in accordance with the terms of the Purchaser's Life and Disability Plan.

                          (iii)   Notwithstanding the terms of the Seller's
Life and Disability Plan or any other provision of this Agreement, no contribution shall be required to be made by Purchaser or the Company to the Seller's Life and Disability Plan as a result of the Company's withdrawal from such plan in connection with the transactions contemplated by this Agreement.





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

                          (iv)    Notwithstanding any other provision of this
Agreement, on and after the Closing Date, Seller shall retain and have sole responsibility for the payment of any long-term disability benefits payable under the terms of the Seller's Life and Disability Plan to all employees and former employees of the Company who are listed at Section 6.06(f)(iv) of the Disclosure Schedule and Purchaser shall pay to Seller the amount of $99,000 on the Closing Date. If subsequent to the Closing Date, Seller receives or is entitled to receive any social security payment on account of any individual listed at Section 6.06(f)(iv) of the Disclosure Schedule, Seller shall pay the amount of any such social security payment to Purchaser in cash.

                 (g)      Executive Compensation Arrangements.

                          (i)     Purchaser shall be solely responsible for the
payment of (A) any and all amounts deferred pursuant to the "Springs Industries, Inc. Deferred Compensation Plan" and the "Springs Industries, Inc. Deferred Compensation Plan for Certain Employees" with respect to the Continuing Employees (which amounts calculated as of December 31, 1995 are set forth in Section 6.06(g)(i)(A) of the Disclosure Schedule), and (B) all amounts vested (which amounts calculated as of December 31, 1995 are set forth in Section 6.06(g)(i)(B) of the Disclosure Schedule) as of the Closing Date under the "Contingent Compensation Plan of Springs Industries, Inc.," provided that any such amounts are reflected on the Closing Date Working Capital Statement.

                          (ii)    Seller shall be solely responsible for the
payment of any and all amounts deferred pursuant to the "Contingent Compensation Plan of Springs Industries, Inc." that are not vested as of the Closing Date (but determined as if such amounts are vested on the Closing
Date), the "Springs of Achievement Excess Benefits Partnership Plan," and any other deferred compensation arrangements maintained by Seller or the Company with respect to any Continuing Employee (except as otherwise provided in subparagraph (i) above). Such amounts (calculated as of December 31, 1995) shall be set forth at Section 6.06(g)(ii) of the Disclosure Schedule and (except with respect to the "Contingent Compensation Plan of Springs Industries, Inc.") shall be determined by immediately vesting all such Continuing Employees in all benefits under such deferred compensation plans as of the Closing Date, and Seller shall pay such amounts to the appropriate Continuing Employees on the Closing Date or on such later date as may be required under the terms of such plans.

                          (iii)   Seller hereby agrees that any Continuing
Employee who is a participant in the "Springs Industries, Inc. 1991 Incentive Stock Plan," the "Restated and Amended Springs Industries, Inc. Deferred Unit Stock Plan," and any other stock option, stock purchase, stock ownership or similar plan as may be maintained by Seller with respect to any Continuing Employee (A) shall be immediately vested as of the Closing Date in any restricted stock granted under such plan and shall receive a distribution of such restricted stock on the Closing Date, (B) shall be immediately vested as of the Closing Date in any deferred stock units granted under such plan and shall receive distribution in cash of the amount of any dividends and interest attributable to such deferred stock units and distribution in stock of such deferred stock units on the Closing Date or on such later date as may be required under the terms of such plan, (C) shall be immediately vested on the Closing Date in any performance unit awards granted under such plan





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

and shall receive distribution in cash and in stock of such performance unit awards on the Closing Date or on such later date as may be required under the terms of such plan, and (D) shall be immediately vested as of the Closing Date in any stock option granted under such plan and shall be entitled to exercise any such stock option for a period ending not later than 90 days following the Closing Date. The stock options and other rights subject to the provisions of this Section 6.06(g)(iii) and the amounts payable or exercisable pursuant thereto (calculated as of December 31, 1995) are set forth at Section 6.06(g)(iii) of the Disclosure Schedule. Notwithstanding the foregoing, Seller shall not be obligated to take any action under such plans which constitutes a breach of contract with respect to any Continuing Employee, but Seller shall remain solely responsible for any and all liabilities, obligations and commitments arising under or attributable to such plans.

                          (iv)    The Company shall be solely responsible for
the payment of any and all amounts payable to any Continuing Employee pursuant to the terms of the "Springs Industries, Inc. Achievement Incentive Plan" for any time period ending on or before December 30, 1995, and Seller shall cause the Company to pay all such amounts prior to the Closing Date. The amounts payable under such plan with respect to the Continuing Employees for the period commencing on December 31, 1995 and ending on the Closing Date shall be reflected on the Closing Date Working Capital Statement and shall be payable by the Company.

                 (h) Special Severance Pay Provisions. Effective as of the Transition Time, Purchaser shall cause the Company to provide a severance pay plan for the individuals listed at Section 6.06(h) of the Disclosure Schedule who have completed at least 15 years of service with the Company as of the Closing Date that is identical to the severance pay plan maintained pursuant to Section 6.06(b) except that, if such individual's employment with the Company is terminated prior to the first anniversary of the Closing Date, such individual shall receive payment under the terms of such plan in an amount that is the greater of (A) the amount of base salary and pro-rated bonus that would otherwise be payable from the date of termination of employment until the first anniversary of the Closing Date, and (B) the amount otherwise payable pursuant to the terms of such severance pay plan maintained pursuant to Section 6.06(b).

         6.07 Supplemental Disclosure. From time to time prior to the Closing and upon becoming aware of any such matter, condition or occurrence, Seller will promptly disclose to Purchaser, and Purchaser will promptly disclose to Seller, (i) any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement, (ii) any matter, condition, occurrence or knowledge which, if existing or occurring at the date of this Agreement, would have been required to be excepted from any representation and warranty contained herein in order for such representation or warranty to be true and correct on the date hereof or otherwise set forth or described in their respective sections of the Disclosure Schedule or (iii) any breach of any covenant or agreement contained in this Agreement of which such party has knowledge. No disclosure by any party to this Agreement pursuant to this Section 6.07, however, shall be deemed to amend or supplement this Agreement (including the Disclosure Schedules hereto) or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided, however, that if, as a result of a matter, condition, occurrence or knowledge of the type set forth in clause (ii) of this Section 6.07, the Closing condition contained in either Section 4.01 or Section 5.01 is incapable of being satisfied, then the disclosure in writing of such matter, condition, occurrence or knowledge shall constitute an amendment, effective as of the Closing, to the applicable section of the Disclosure Schedule or, if the applicable representation or warranty does not have an associated section of the Disclosure Schedule, such disclosure in writing shall be deemed to be excepted from such representation and warranty, effective as of the Closing and, notwithstanding the provisions of Article VIII, no claim in respect of the matter so disclosed shall be entitled to indemnity under Section 8.01(a)(i) (with respect to disclosures by Seller) or
Section 8.01(b)(i) (with respect to disclosures by Purchaser).

         6.08 Litigation. Until the Closing, Seller shall promptly notify Purchaser of any Actions that, to the knowledge of Seller or the Company are commenced, made or threatened against Seller or the Purchased Entities that are reasonably likely to have a material adverse effect on the financial condition, operating results, business, business prospects, or material business relationships of the Company, the Subsidiaries, Interglas or Asahi or impair the ability of Seller or Fort Mill to perform its respective obligations under this Agreement, and Purchaser shall promptly notify Seller of any Actions that, to the knowledge of Purchaser, are commenced, made or threatened against Purchaser that are reasonably likely to impair the ability of Purchaser to perform its obligations under this Agreement.

         6.09 Covenant to Satisfy Conditions. Each party agrees to use all reasonable best efforts to insure that the conditions set forth in Article IV and Article V hereof are satisfied, insofar as such matters are within the control of such party, prior to March 31, 1996. Notwithstanding the foregoing, if the Closing has not occurred by March 31, 1996, each party agrees to use all reasonable best efforts to insure that the conditions set forth in Article IV and Article V hereof are satisfied, insofar as such matters are within the control of such party.

         6.10 Financing. Until Purchaser makes the Cash Election pursuant to Section 1.05, (a) Purchaser will timely provide Seller with copies of drafts of all material agreements to be entered into between Purchaser and its financing sources with respect to the Financing; (b) Purchaser will consult with Seller with respect to such Financing and will keep Seller reasonably informed of all material developments related to the Financing; and (c) Seller and its counsel will be afforded a reasonable opportunity to make comments to Purchaser with respect to the documents related to the Financing.

         6.11 Exclusivity. Neither the Seller, Fort Mill nor the Company will, and each will cause its respective officers, directors, agents or Affiliates not to, (a) enter into any written or oral agreement or understanding with any Person (other than Holdings or Purchaser) regarding a sale of the Purchased Entities or any substantial part of their stock, or a sale of any material assets (other than the sale of inventory in the ordinary course of business consistent with past practice) or business of the Company (other than pursuant to Section 6.24) or the Subsidiaries, or a merger, consolidation, public offering, recapitalization or similar transaction involving the Purchased Entities ("Another Transaction"); (b) enter into or continue any negotiations or discussions with any Person (other than Holdings or Purchaser) regarding the possibility of Another Transaction; or (c) provide any non-public financial or other confidential or proprietary information regarding the Purchased Entities (including this Agreement or any financial information, projections, or





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proposals regarding the businesses of the Purchased Entities) to any Person
(other than to Holdings, Purchaser or their financing sources, and their respective representatives) whom Seller, Fort Mill or the Company knows, or has reason to believe, would have any interest in acquiring the capital stock, assets or business of the Purchased Entities, or would disclose such information to any such Person.

         6.12 Confidentiality. Except as otherwise provided in Section 6.02, Seller will, and will cause its Affiliates to, treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and following the Closing, deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession (other than those documents which Seller reasonably requests to retain for a proper business purpose that would not otherwise violate the terms of this Agreement). In the event that Seller or its Affiliates are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.12. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or such Affiliate are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Person shall use reasonable efforts to obtain, at the request and expense of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         6.13    Covenant Not to Compete.

                 (a) During the Non-competition Term (as defined below), Seller covenants that it shall not, either individually or as a partner, joint venturer, agent, consultant, shareholder or equity owner of another Person, or otherwise, directly or indirectly, (i) participate in, engage in, or have a financial or management interest in any business operation of any enterprise if such business operation engages in the business of designing, manufacturing or marketing (1) industrial fiberglass fabric or (2) aramid fabric for use in the ballistics, composites or reinforced plastics markets as conducted by the Purchased Entities during the 12 months prior to Closing (for purposes of this Section 6.13, the "Business") anywhere in the world (the "Non-competition Area"); provided, however, that the Business shall not include the designing, manufacturing or marketing of spun yarns with fiberglass cores or fabrics from spun yarns with fiberglass cores, (ii) solicit any other Person to engage in the Business in the Non-competition Area, or (iii) assist any other Person to engage in the Business in the Non-competition Area, (such activities described in clauses (i), (ii) and (iii) shall hereinafter collectively be referred to as "Engaging in Competition"); provided, however, that the direct or indirect ownership by Seller of an interest not constituting more than five percent (5%) in the aggregate of the outstanding voting capital stock in a corporation whose





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shares are traded on a recognized stock exchange or in the over-the-counter market shall not, of itself, constitute Engaging in Competition.

                 (b)      Seller covenants, during the Non-competition Term,
(i) not to induce directly or indirectly any individual who is as of the date hereof, or was during the twelve (12) months prior to the date hereof, an employee of the Purchased Entities to leave the employ of the Purchased Entities or Purchaser or to refuse the employ of Purchaser and (ii) not to hire, without the consent of Purchaser, any of the persons listed in Section 6.13(b) of the Disclosure Schedule.

                 (c) "Non-competition Term" means a period beginning on the Closing Date and continuing through and including the day before the fifth anniversary of the Closing Date. If during any calendar month within the Non-competition Term Seller is not in compliance with this Section 6.13, then Purchaser shall be entitled, among other remedies, to compliance by Seller with the terms of this Section 6.13 for an additional number of days that equals the number of days during which such noncompliance occurred. The term "Non-competition Term" shall also include this additional period.

                 (d)      Seller hereby agrees that all restrictions in this
Section 6.13, including, without limitation, those relating to duration and the restricted territory, are necessary and fundamental to the protection of the Business of Purchaser, and are reasonable and valid, and all defenses to the strict enforcement thereof by Purchaser are hereby waived by Seller.

         6.14 Perfection of Title. From the date hereof until the Closing, and except as otherwise provided in this Agreement, Seller shall cause the Company to execute, deliver or record such instruments of transfer or conveyance and take such other actions as may be necessary to vest in the Company (legally and of record) title to all of its owned assets and shall provide evidence satisfactory to Purchaser (and the Title Company, if applicable) of satisfaction of all Indebtedness and obligations secured by the Liens listed in Section 6.14 to the Disclosure Schedule.

         6.15    Intercompany Transactions.

                 (a) Except as set forth in Section 6.15(a) of the Disclosure Schedule, from the date hereof until the Closing, Seller shall cause all intercompany accounts to be maintained in accordance with and consistent with the past practices of Seller and its Affiliates in establishing and calculating intercompany accounts with the Purchased Entities and in the ordinary course of business. Except as set forth in Section 6.15(a) of the Disclosure Schedule, no intercompany transactions shall be entered into except in the ordinary course of business consistent with such past practice.

                 (b) Any intercompany accounts (both investments and advances) between Seller, on the one hand, and the Purchased Entities, on the other hand, existing as of the Closing Date shall be eliminated and forgiven in all respects.

         6.16    Expenses.





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

                 (a) Seller shall pay and hold Purchaser and the United States Purchased Entities harmless from all expenses incurred by the Purchased Entities and Seller in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and brokers' and finders' fees; provided, however, that, if the Closing occurs, the Company shall reimburse Seller for fifty percent (50%) of the reasonable accounting fees incurred by Seller in connection with the preparation of the Audited Financials; and, provided further that, if the Closing fails to occur (other than primarily as a result of a breach by Seller or Fort Mill of any representation, warranty, covenant or agreement contained in this Agreement) Purchaser shall reimburse Seller for fifty percent (50%) of the reasonable accounting fees incurred by Seller in connection with the preparation of the Audited Financials.

                 (b) Except as otherwise expressly provided in this Agreement, Seller, on the one hand, and Purchaser, on the other hand, shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and brokers' and finders' fees; provided that the foregoing shall not limit any party's right to include such expenses in any claim for damages against any other party in breach of this Agreement; and, provided further, if the Closing occurs, the Company will bear any such expenses incurred by Purchaser or any of its equity owners (other than Seller); and, provided further, that if Purchaser does not make the Cash Election pursuant to Section 1.05, the Company shall bear no more than $10,000,000 of such expenses.

         6.17    Insurance.  All insurance coverage and bonds listed in Section
2.19 of the Disclosure Schedule shall not be terminated, modified, amended or otherwise adjusted unless such termination, modification, amendment or adjustment shall not adversely affect any coverage of the United States Purchased Entities for covered events (i.e., occurrences or claims, as applicable) that have occurred (whether reported or unreported) prior to the Closing Date. In addition, Seller will not, nor will it permit any of its Affiliates to, take any action that would restrict the ability of the United States Purchased Entities to assert or maintain, or recover in respect of, claims under the policies listed in Section 2.19 of the Disclosure Schedule for claims asserted or occurrences prior to the Closing Date, it being understood, however, that, except as otherwise provided in Section 6.06, Purchaser and the United States Purchased Entities, and not Seller or any of its Affiliates, will be responsible to (i) directly pay third parties or reimburse Seller within 30 days for any and all costs incurred by Seller that will not be reimbursed to Seller by the insurance company with respect to any claim relating to the United States Purchased Entities, and (ii) pay any co-payment or self-insured portion associated with any insured or self-insured claim (including any claim under Seller's and the United States Purchased Entities' self-insured workers compensation programs, whether paid directly or through a third party administrator) relating to the United States Purchased Entities; provided, however, that, notwithstanding the foregoing, any amount that is payable by an insurance company (and not reimburseable to the insurance company by Seller) in respect of an individual claim under any insurance policy listed in Section
2.19 of the Disclosure Schedule for covered events (i.e., occurrences or claims prior to the Closing Date, as applicable) shall not be the responsibility of Purchaser or its Affiliates. Seller shall cooperate with Purchaser,





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

and the United States Purchased Entities after the Closing Date in the processing of any insurance claims made by Purchaser and the United States Purchased Entities after the Closing Date.

         6.18 Further Assurances. From time to time after the Closing Date, without further consideration, the parties will execute and deliver such documents and take such actions as any other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and, if Purchaser makes the Cash Election pursuant to Section 1.05, to vest in Purchaser title to the Shares.

         6.19 Management Shares. At the Closing, if Purchaser fails to make the Cash Election pursuant to Section 1.05, the Surviving Corporation shall issue to Management the Management Shares. If Purchaser makes the Cash Election, Purchaser will provide Management with the opportunity to invest in Purchaser in connection with the Closing.

         6.20 Transfer of Assets and Liabilities. Prior to the Closing, the assets and the liability accounts of the Company currently recorded on the books of Seller and set forth in Section 6.20 of the Disclosure Schedule shall be recorded on the books of the Company; provided however, that no asset or liability account recorded on the books of Seller other than those set forth in
Section 6.20 of the Disclosure Schedule shall be recorded on the books of the Company.

         6.21 Audited Financial Statements. Prior to the Closing, Seller shall prepare consolidated statements of financial position of Fort Mill as of December 30, 1995 and December 31, 1994, and the related statements of income and of cash flows for the fiscal years ended December 30, 1995, December 31, 1994, and January 1, 1994, in accordance with generally accepted accounting principles and in accordance with SEC rules and regulations (including required schedules) and Seller shall engage Deloitte & Touche to audit such statements in accordance with generally accepted auditing standards (the "Audited Financials"). The report of Deloitte & Touche on the Audited Financials shall be without limitation as to the scope of the audit. Seller shall deliver the Audited Financials and an unqualified and unmodified report of Deloitte & Touche with respect thereto to Purchaser no later than seven days after the date hereof. Seller shall use its reasonable best efforts to cause Deloitte & Touche to (i) make its work papers in respect of its audit of the Audited Financials available to Purchaser, and (ii) consent to the use of its report with respect to the Audited Financials, and, with appropriate compensation, prepare a similar report in respect of the Company and thereafter consent to the use of such report.

         6.22 Public Announcements. Prior to the Closing and except as may otherwise be required by law (in which case the party proposing to issue such publication or press release shall use reasonable efforts to consult in good faith with the other party before issuing any such publication or press release), the timing and content of all press releases and other public announcements and all announcements by the parties to the customers, suppliers or employees of the Company, the Subsidiaries, Interglas and Asahi relating to the transactions contemplated by this Agreement shall be determined jointly by Seller and Holdings.





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

         6.23 Transfer of Fort Mill's Assets and Liabilities. Seller and Fort Mill shall take, or cause to be taken, all actions necessary to insure that, on the Closing Date, Fort Mill has no assets other than the Company Shares and no liabilities of any nature whatsoever.

         6.24 Cash Transactions. Notwithstanding any provision of this Agreement to the contrary, the parties agree that this Agreement shall not prohibit the transfer of cash, via dividend or other distribution in respect of the Shares or in accordance with Seller's normal cash management practices, by or from any United States Purchased Entity to Seller prior to Closing, and that no such transfer shall constitute a breach of any provision of this Agreement.

         6.25 Delivery of Monthly Financial Statements. Prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser Monthly Financial Statements for each fiscal month ending after the date of this Agreement within three days after the date on which such Monthly Financial Statements are prepared. Except as provided in Section 6.25 of the Disclosure Schedule, all Monthly Financial Statements delivered pursuant to this Section
6.25 shall be prepared in a manner consistent with past practice.

         6.26    Transfer of Real Property.

                 (a) Seller shall cause fee simple title to the property described in Section 6.26 of the Disclosure Schedule to be conveyed to the Company at or prior to the Closing, and all costs associated with such conveyance shall be borne by the Seller.

                 (b) Prior to the Closing Date, Seller shall (i) assign, and otherwise transfer to the Company all of its right, title and interest in and to, the Lease dated July 12, 1989, between BFC Holding Company and Seller relating to the property located at 14063 Borate Street, Santa Fe Springs, California and (ii) cause the Company to obtain a lease from Norfolk Southern Railway Company providing the Company with rights in respect of the encroachments described in Section 2.10(a) of the Disclosure Schedule, which Lease shall be on economic terms substantially similar (taking into account inflation) to those set forth in that certain Lease effective as of May 1, 1985 between the Southern Railway Company and United Merchants & Manufacturing, Inc.

         6.27 Transfer of Intellectual Property Rights. Prior to or at the Closing, Seller shall transfer to the Company all of its right, title and interest in and to any and all Intellectual Property Rights used primarily by the Company, and Seller shall have executed and delivered the assignment set forth in Exhibit 6.27 hereto.

         6.28 Medical Insurance From and after the date hereof, Seller shall provide, at its sole cost and expense, medical benefits comparable to those provided under Seller's existing plan for the benefit of James E. Hendrix irrespective of whether Mr. Hendrix is employed by the Company or Springs until such time as Mr. Hendrix either becomes eligible for group medical coverage or for Medicare.





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

                                  ARTICLE VII

                                  TERMINATION

         7.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

                 (a) by the mutual consent of Seller, Fort Mill, Holdings and Purchaser;

                 (b) by Seller and Fort Mill, if Purchaser or Holdings has breached in any material respect any material representation or warranty, or any covenant or agreement contained in this Agreement, and such breach has not been remedied within five business days after receipt of written notice from Seller specifying such breach and demanding that such breach be remedied;

                 (c) by Purchaser and Holdings, if Seller or Fort Mill has breached in any material respect any material representation or warranty, or any covenant or agreement contained in this Agreement, and such breach has not been remedied within five business days after receipt of written notice from Holdings specifying such breach and demanding that such breach be remedied;

                 (d) by either Seller and Fort Mill or Purchaser and Holdings, in the event the Closing has not occurred on or before April 26, 1996 (the "Cut-Off Date"), unless the failure of such consummation shall be due to a breach of any representation or warranty made by the party seeking to terminate this Agreement or the failure of such party to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Cut-Off Date;

                 (e) by either Seller and Fort Mill or Purchaser and Holdings in the event any Governmental Body shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Order or other action shall have become final and nonappealable;

                 (f) by Purchaser and Holdings at any time prior to March 30, 1996 if the results of Purchaser's and its advisors' due diligence investigations of each of Interglas and Asahi (including but not limited to legal, environmental, financial and accounting due diligence investigations of each of Interglas and Asahi) are not satisfactory to Purchaser in its sole discretion; or

                 (g) by Purchaser and Holdings at any time prior to March 11, 1995 if Purchaser shall have received the Audited Financials in accordance with Section 6.21 and such Audited Financials are different in any significant respect from the Draft Audited Financials (other than due to the incorporation of Purchaser's comments), or, if such Audited Financials are different in any significant and adverse respect from the Draft Audited Financials, regardless of whether such difference is due to the incorporation of Purchaser's comments; provided, however if Seller fails to deliver the Audited Financials to Purchaser on or before February 23, 1996, this termination right shall be extended by one day for each day after February 23, 1996 that such Audited Financials remain undelivered.

         7.02 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to Section 7.01 hereof, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein, this Agreement shall become void and of no further force and effect, except for the provisions of Section 6.16 relating to expenses and
Section 6.22 relating to publicity and except that such termination shall not relieve any party then in breach of any representation, warranty, covenant or agreement contained in this Agreement from liability in respect of such breach.


                                  ARTICLE VIII

                                INDEMNIFICATION

         8.01 Indemnification. Claims, obligations, liabilities, covenants and representations with respect to income Taxes shall be governed solely by the terms of Section 6.04 (and not this Section 8.01). Claims, obligations, liabilities, covenants and representations with respect to all other Taxes shall be governed by this Section 8.01.

                 (a) Indemnification by Seller. Subject to the limits set forth in this Section 8.01, Seller agrees to indemnify, defend and hold Holdings, Purchaser and the United States Purchased Entities, and their respective officers, directors, agents and Affiliates (not including Seller) (collectively, the "Purchaser Indemnitees"), harmless from and in respect of any and all losses, damages, costs, fines, penalties, fees, lost profits of the United States Purchased Entities, amounts paid in settlement and reasonable expenses (including, without limitation, reasonable expenses of investigation, attorney's fees, enforcement of this Agreement, defense fees, witness fees, court costs and disbursements of counsel and other professionals) (collectively,"Damages") that any of them may incur arising out of or due to any of the following:

                                        (i)     the inaccuracy of any
         representation or the breach of any warranty made by Seller, Fort Mill or the Company in this Agreement or any certificate delivered pursuant to this Agreement;

                                        (ii)    the breach of any covenant,
         undertaking or agreement of Seller contained in this Agreement (other than breaches of the representations and warranties contained in
         Article II);

                                        (iii)   any liability or obligation
         arising with respect to (A) any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) at any time maintained or contributed to by (or required to be maintained or contributed to by) any ERISA Affiliate (excluding any liability or obligation relating to employment with a United States Purchased Entity, unless such liability or obligation is caused by an error or omission of any ERISA Affiliate other than a United States Purchased Entity, and such liability or obligation has not been expressly assumed by Purchaser pursuant to Section





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

         6.06 of this Agreement), or (B) any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) (including any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA)) that is subject to the requirements of Section 302 of ERISA or
         Section 412 of the Code at any time on or prior to the Closing Date maintained or contributed to by (or required to be maintained or contributed to by) the United States Purchased Entities or any ERISA Affiliate;

                                        (iv)    (A)  all matters set forth in
         Section 8.01(a)(iv)(A) of the Disclosure Schedule (provided that Seller shall have no obligation to indemnify Purchaser with respect to any matter on such Schedule which is not designated with an asterisk (*) unless Purchaser incurs an investigatory, corrective or remedial obligation, or receives a third party claim, demand or notice, with respect to such matter, and so notifies Seller in writing pursuant to
         Section 8.02(c) hereof, within 10 years after the Closing Date (it being understood and agreed that such 10 year limitation shall not apply to matters designated with an asterisk on such Schedule)) and
         (B) any offsite (i.e. at a location other than a property of facility of the Purchased Entities) treatment, storage, disposal or management of hazardous substances (or any arrangement for such offsite treatment, storage, disposal or management) on or prior to the Closing Date by or attributed to Seller or the United States Purchased Entities (provided that Seller shall have no obligation to indemnify Purchaser with respect to any such matter attributed to the United States Purchased Entities (other than the matters set forth in Section
         2.17 of the Disclosure Schedule under the heading "Superfund Sites") unless Purchaser incurs an investigatory, corrective or remedial obligation, or receives a third party claim, demand or notice, with respect to such matter, and so notifies Seller in writing pursuant to
         Section 8.02(c) hereof, within 20 years after the Closing Date (it being understood and agreed that such 20 year limitation shall not apply to the matters set forth in Section 2.17 of the Disclosure Schedule under the heading "Superfund Sites"));

                                        (v)     any liability or obligation of
         Fort Mill (A) related to the conduct of any business of any nature whatsoever (other than in respect of it acting as sole shareholder of the Company) at any time prior to the Closing or (B) imposed on Fort Mill as the result of facts or circumstances (other than the ownership of the Company Shares) existing prior to the Closing;

                                        (vi)    any liability or obligation
         arising out of or resulting from the Company's prior ownership interest in ABAEI or Clark Schwebel Distribution Corp.; and

                                        (vii)   any liability or obligation
         resulting from the United States Purchased Entities' affiliation (whether as a subsidiary, combined, consolidated or unitary group member or otherwise) on or before the Closing Date with any other Person (including, without limitation, Seller).

Purchaser's knowledge prior to the Closing of any inaccuracy or breach of any representation, warranty or covenant made or to be performed by Seller, Fort Mill or the Company under this

Agreement shall not in any way limit or affect the Purchaser Indemnitees' rights to indemnification under this Section 8.01(a) if the Closing occurs; provided, however, that if Purchaser or the Company Executives have actual knowledge prior to the Closing of facts and circumstances that would constitute a breach of the representation and warranty contained in Section 2.11 stating that there is no Basis for a specified consequence but which actual knowledge would not constitute a breach of any other representation or warranty contained in Section 2.11 or any other section of this Agreement, then the Purchaser Indemnitees shall not be entitled to indemnification under this Section 8.01(a) with respect to such breach. In addition, Purchaser agrees that it will not conduct investigations of the matters set forth in Section 8.01(a)(iv)(A) of the Disclosure Schedule for the purpose of triggering coverage under this indemnity, however, Seller acknowledges that Purchaser may conduct any environmental investigation which is, in the reasonable judgment of Purchaser, consistent with prudent environmental management practices.

                 (b) Indemnification by Purchaser. Subject to the limits set forth in this Section 8.01, Purchaser agrees to indemnify, defend and hold Seller, its officers, directors, agents and Affiliates, harmless from and in respect of any and all losses, damages, costs, fines, penalties, fees, lost profits of Seller, amounts paid in settlement and reasonable expenses (including, without limitation, reasonable expenses of investigation, attorney's fees, enforcement of this Agreement, defense fees, witness fees, court costs and disbursements of counsel and other professionals) that they may incur arising out of or due to (i) any inaccuracy of any representation or the breach of any warranty made by Holdings in this Agreement or in any certificate delivered pursuant to this Agreement, (ii) the breach of any covenant, undertaking or other agreement of Purchaser or Holdings contained in this Agreement or (iii) the operations of the United States Purchased Entities after the Closing Date to the extent they do not arise out of a breach of Seller's representations and warranties in, or a default in the performance of any of Seller's covenants under, this Agreement. Seller's knowledge prior to the Closing of any inaccuracy or breach of any representation, warranty or covenant made or to be performed by Purchaser under this Agreement shall not in any way limit or affect Seller's right to indemnification under this Section 8.01(b) if the Closing occurs.

                 (c) Survival of Representations and Warranties. The several representations and warranties of the parties contained in this Agreement or in any certificate delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter until twenty-four months after Closing; provided, however, that (i) the representations and warranties contained in Sections 2.02, 2.03, 2.04, 2.06, 2.13, 2.20, 2.22, 3.02, 3.03, 3.04, and 3.05 shall survive indefinitely, (ii)
the representations and warranties contained in Section 2.17 shall survive for five years, (iii) if Purchaser makes the Cash Election pursuant to Section 1.05, the representations and warranties contained in Sections 3.06 and 3.07 shall not survive the Closing Date, (iv) the representations and warranties contained in Sections 2.07, 2.08 and 2.09, to the extent such representations and warranties relate to Interglas or Asahi, shall not survive the Closing Date and (v) the representations and warranties contained in Sections 2.05, 2.11(c) and 2.12, to the extent such representations and warranties relate to the knowledge of the Company Executives, shall not survive the Closing Date; and, provided further, that all such representations or warranties that survive the Closing Date shall survive beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 8.01(d) or 8.02(c) hereof. Anything to the contrary contained herein notwithstanding, the Purchaser Indemnitees shall not be entitled to recover from Seller pursuant to Section 8.01(a)(i) of this Agreement (1) unless each claim for Damages pursuant to
Section 8.01(a)(i) resulting from a single inaccuracy or breach is for Damages that Purchaser would be entitled to be indemnified for hereunder but for the limitations contained in this sentence equal to or in excess of $100,000 (the "Minimum Claim Amount"); provided that for purposes of this clause (1) all claims for Damages arising out of the same facts or events resulting in such inaccuracy or breach shall be treated as a single claim, and (2) unless and until the total of all claims for Damages pursuant to Section 8.01(a)(i) that satisfy the Minimum Claim Amount exceeds $1,500,000 (the "Basket") and then, once the Basket has been exceeded, the Purchaser Indemnitees shall be entitled to recover from Seller the amount by which all such claims included in the Basket exceed in the aggregate $1,500,000; provided, however, that the preceding limitations shall not apply to claims for Damages with respect to any inaccuracy or breach of any representations and warranties set forth in Sections 2.02, 2.03, 2.04, 2.06, 2.13 (to the extent relating to income Taxes),
2.20 or 2.22 of this Agreement or claims for Damages under clauses (ii), (iii),
(iv), (v), (vi) or (vii) of Section 8.01(a), regardless of whether such indemnity obligations relate to matters covered by representations and warranties that are subject to the limitations expressed in this sentence. For purposes of Section 8.01(a)(i), any requirement in any representation or warranty that an event or fact be material in order for such event or fact to constitute a misrepresentation or breach of such representation or warranty shall be ignored. The Minimum Claim Amount and the Basket shall also apply with respect to Seller's claims for indemnification pursuant to Section 8.01(b)(i) in the same manner as described above: provided, however, that such limitations shall not apply to claims for Damages with respect to any inaccuracy or breach of any representations and warranties set forth in Sections 3.02, 3.03, 3.04, 3.05, or 3.07 of this Agreement

                 (d)      Notice and Opportunity to Defend.

                                        (i)     If there occurs an event which
         a party asserts is an indemnifiable event pursuant to Section 8.01(a) or 8.01(b), the party seeking indemnification shall notify the other party or parties obligated to provide indemnification (the "Indemnifying Party") promptly upon its determination to seek indemnification; provided, however, that no delay on the part of the party seeking indemnification in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party was damaged by such delay.

                                        (ii)    If such event involves any
         claim or the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that the Indemnifying Party was damaged by such delay. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying

         Party shall be entitled to participate therein and may elect, within fifteen (15) days of receiving such notice, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification (provided that the Indemnifying Party shall only be entitled to assume the defense of such action (A) to the extent that the action seeks only money damages from, and not injunctive or other equitable relief against, such party seeking indemnification, (B) if the Indemnifying Party first acknowledges in writing to the party seeking indemnification that the party seeking indemnification is entitled to indemnification under this Section 8.01 with respect to such matter, and (C) upon giving effect to the provisions of this
         Section 8.01, the Indemnifying Party would be responsible for a majority of the damages or liability in respect of such action) and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. No settlement shall be effected by the Indemnifying Party without the consent of the party seeking indemnification (which consent shall not be unreasonably withheld) unless, in connection with such settlement, the party seeking indemnification is fully and unconditionally released from such asserted liability (without any liability for payment) and the settlement does not contain other terms or conditions that are adverse to the interests of the party seeking indemnification. No settlement shall be effected by a party seeking indemnification without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, unless the party seeking indemnification would be liable for at least fifty percent of any payments due pursuant to the terms of such settlement.

         8.02    Environmental Indemnification Procedures.

                 (a) Notwithstanding anything in this Agreement to the contrary, the indemnification procedures in this Section 8.02 shall apply to any claim for indemnification arising under Section 8.01(a)(iv) hereof and any claims arising under Section 8.01(a)(i) hereof for indemnification with respect to a breach of the representations and warranties set forth in Section 2.17 (collectively "Environmental Claims").

                 (b) Any Environmental Claim which is of the nature of a third party claim shall also be governed by the procedures set forth in Section 8.01(d) hereof. In the event of any inconsistency between such procedures and the procedures set forth in this Section 8.02, the procedures set forth in this
Section 8.02 shall govern.

                 (c) Purchaser shall notify the Indemnifying Party in writing promptly after learning of the existence of any Environmental Claim, which notice shall describe in reasonable detail the claim, the amount thereof (if known and quantifiable), and a reasonably detailed description of the facts giving rise to such claim; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of their obligations hereunder except to the extent of (and only to the extent of) any actual prejudice to the Indemnifying Party. Timely notice shall be deemed given, and the Indemnifying Party shall be deemed to have assumed Principal Management under this Section 8.02, with respect to the matters so designated by an asterisk (*) on Schedule 8.01(a)(iv)(A) hereof. "Principal Management" means the authority to direct the handling of the subject matter of the Environmental Claim, including, without limitation, selection of consultants, contractors, experts or advisors; evaluation, selection and implementation of remedial measures; and negotiations with or challenges to any governmental agencies and third parties.

                 (d) Upon assertion of an Environmental Claim, the Indemnifying Party shall be entitled to assume Principal Management of the subject matter of the Environmental Claim. To assume Principal Management, the Indemnifying Party must notify Purchaser within thirty days (or such other period as the parties may agree to in writing or such shorter period as is demanded due to exigent circumstances) of said notice that they intend to assume Principal Management. To assume Principal Management, the Indemnifying Party must also in such notice first acknowledge in writing its obligation to indemnify Purchaser with respect to the Environmental Claim. In the event the Indemnifying Party does not undertake Principal Management, Purchaser shall assume Principal Management of the subject matter of the Environmental Claim.

                 (e) In the event an Indemnifying Party undertakes Principal Management with respect to an Environmental Claim, Purchaser shall be entitled, at its sole cost and expense, to reasonably participate in the management of such Environmental Claim. Such participation shall include, without limitation: (i) receiving copies of all reports, work plans and analytical data submitted to governmental agencies, all notices or other letters or documents received from governmental agencies, any other documentation and correspondence materially bearing to the Environmental Claim, and notices of material meetings; (ii) the opportunity to attend and participate in such material meetings; (iii) the right of reasonable consultation with the party exercising Principal Management; and (iv) the right to approve any material action relating to the Environmental Claim (which approval shall not be unreasonably withheld).

                 (f) In the event an Indemnifying Party undertakes Principal Management with respect to any Environmental Claim, the Indemnifying Party shall, upon reasonable notice to Purchaser, have reasonable access to the relevant Purchased Entity property or facility. The Indemnifying Party shall undertake all activities that it conducts or coordinates hereunder in a manner which does not unreasonably interfere with the day-to-day operation of such facility.

                 (g) The party undertaking Principal Management hereunder for any matter shall manage the matter in good faith and in a responsible manner, and any activities conducted in connection therewith shall be undertaken promptly and concluded expeditiously using commercially reasonable efforts, subject to the schedules and approvals required by the applicable Governmental Authorities. The parties agree to reasonably cooperate with one another in connection with addressing any Environmental Claim. Either party may take such action as is reasonable under the circumstances to respond to an actual or threatened emergency or imminent endangerment situation arising from an Environmental Claim, and if such action is taken by the party that has not undertaken Principal Management for such Environmental Claim hereunder, the costs of such action shall be included as part of the Environmental Claim.

                 (h) The adequacy of any action with respect to an Environmental Claim shall be evaluated using the following criteria. Such action shall be deemed adequate for purposes of satisfying the obligations hereunder to the extent such action:

                                        (i)     Attains compliance with
         applicable Environmental and Safety Requirements, including without limitation, all action levels or cleanup standards promulgated thereunder, and any lawful order or directive of an appropriate Governmental Authority;

                                        (ii)    Mitigates any significant risk
         to human health or the environment; and

                                        (iii)   Does not interfere with
         operations at the affected property or facility.

Without limiting the generality of the foregoing and solely with respect to any matter set forth on Disclosure Schedule Section 8.01(a)(iv)(A), Seller's obligation to conduct remedial or corrective action will be deemed satisfied upon Seller's receipt of, and delivery to Purchaser of, written determination(s) from all governmental agencies with jurisdiction over such matter that no further action on the matter is required (which satisfaction shall be subject to any conditions placed by such agencies on such determinations and shall not limit Seller's obligation to indemnify Purchaser for other Damages arising out of or due to such matters provided Purchaser notifies Seller pursuant to Section 8.02(c) of an Environmental Claim with respect to any such other Damages prior to the later of (i) 10 years after the Closing Date and (ii) 5 years after Purchaser's receipt from Seller of the last of such determinations).

                 (i) If, after the Indemnifying Party has elected to assume Principal Management of an Environmental Claim, a dispute arises with respect to the management, investigation or remediation of such Environmental Claim, the parties agree to negotiate in good faith in an attempt to resolve such dispute. In the event such dispute cannot be resolved within twenty days of written notice of a dispute (or such shorter period as exigent circumstances may warrant), the parties shall select within fourteen days thereafter (or such shorter period as exigent circumstances may warrant) a mutually satisfactory technical consultant, lawyer, or other person (the "Environmental Arbitrator"), who shall review the information relevant to the dispute provided by the parties. If an Environmental Arbitrator cannot be agreed upon within the aforesaid period, the parties shall direct the Center for Public Resources, New York, New York, to immediately provide a list of six potential arbitrators. From the list provided, each part shall have the opportunity to strike one name, and the Center for Public Resources shall appoint the Environmental Arbitrator from the remaining names. The Environmental Arbitrator shall, and within thirty days (or such shorter period as exigent circumstances may warrant) render a decision binding upon the parties hereto (absent mutual agreement of the parties to an alternate resolution) and the parties may enforce any final determination of the Environmental Arbitrator in any court of competent jurisdiction. There shall be no appeal from or reexamination of such final determination except for fraud, perjury, evident partiality or misconduct by the Environmental Arbitrator prejudicing the rights of any party, and to correct manifest errors. Any fees charged by the Environmental Arbitrator shall be allocated as determined by the Environmental Arbitrator between Purchaser and the Indemnifying Party. In making its determination, the Environmental Arbitrator shall be bound by the standards set forth in this Section 8.0.


                                   ARTICLE IX

                                 MISCELLANEOUS

         9.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                 "ABAEI" means American Body Armor and Equipment, Inc.

                 "Accountant" has the meaning set forth in Section 6.04(f).

                 "Action" means any action, suit, or legal, administrative or arbitral proceeding or investigation before or by any Governmental Body.

                 "Affiliate," as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with that Person.

                 "Affiliated Group" means an affiliated group as defined in
Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

                 "Agreement" has the meaning set forth in the preface.

                 "Another Transaction" has the meaning set forth in Section
6.11.

                 "Approved Budget" means the Company's budget for 1996 (including the capital expenditure budget) which is attached hereto as Exhibit A.

                 "Asahi" means Asahi-Schwebel Co., Ltd., a Japanese corporation.

                 "Audited Financials" has the meaning set forth in Section 6.21.

                 "Balance Sheet" means the unaudited consolidated statement of financial position of Fort Mill as of December 30, 1995 included in the Draft Audited Financials set forth in Section 2.05 of the Disclosure Schedule.

                 "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that is, as of the date of determination, the primary cause of any specified loss, injury or damage, provided that such loss, injury or damage occurred on or prior to the date hereof.

                 "Basket" has the meaning set forth in Section 8.01(c).

                 "Business" has the meaning set forth in Section 6.13(a).

                 "Cash Election" has the meaning set forth in Section 1.05(a).

                 "Cash Payment" has the meaning set forth in Section 1.04(b).

                 "Cash Purchase Price" means $192,750,000 less the amount of Indebtedness outstanding on the Closing Date under the capital leases listed in
Section 5.13 of the Disclosure Schedule (subject to adjustment pursuant to Section 1.06).

                 "Certificate of Merger" has the meaning set forth in Section 1.01(b).

                 "Closing" has the meaning set forth in Section 1.03.

                 "Closing Date" has the meaning set forth in Section 1.03.

                 "Closing Date Working Capital Statement" has the meaning set forth in Section 1.06(a).

                 "Closing Working Capital Amount" means the amount shown next to the line item for "Closing Working Capital Amount" on the Closing Date Working Capital Statement under the heading "Balance at Closing" or such other amount as is finally determined in accordance with the provisions of Section 1.06(b).

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Common Stock" means the Surviving Corporation's common stock, par value $.01 per share.

                 "Common Stock Equivalents" means rights, warrants, options, convertible securities, or exchangeable securities, exercisable for convertible into, directly or indirectly, Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of future events.

                 "Company" means Clark-Schwebel, Inc., a Delaware corporation.

                 "Company Common Stock" has the meaning set forth in Section 2.02(b).

                 "Company Executives" means William Bennison, Donald Burnette and Richard Wolfe.

                 "Company Shares" has the meaning set forth in Section 2.02(b).

                 "Confidential Information" means any confidential or proprietary information regarding any of the Purchased Entities, their assets or their operations which is not generally available to the public.

                 "Confidentiality Agreement" means the Confidentiality Agreement dated March 18, 1995 between Seller and Vestar.

                 "Continuing Employees" has the meaning set forth in Section 6.06(a)(i).

                 "Cut-Off Date" has the meaning set forth in Section 7.01(d).

                 "Damages" has the meaning set forth in Section 8.01(a).

                 "Disclosure Schedule" has the meaning set forth in Section
2.01.

                 "Draft Audited Financials" has the meaning set forth in
Section 2.05(a).

                 "Effective Time" has the meaning set forth in Section 1.01(b).

                 "Employee Plan" has the meaning set forth in Section 2.14(a).

                 "Encumbrances" has the meaning set forth in Section 1.05(a).

                 "Engaging in Competition" has the meaning set forth in Section 6.13(a).

                 "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law in each case concerning worker health and safety and pollution or protection of the environment, all as now in effect.

                 "Environmental Claims" has the meaning set forth in Section 8.02(a).

                 "Environmental Lien" means a Lien, either recorded or unrecorded, in favor of any governmental entity, relating to any liability arising under Environmental and Safety Requirements.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Affiliate" has the meaning set forth in Section 2.14(a).

                 "Estimated Working Capital Amount" means $50,000,000.

                 "Evaluation Material" has the meaning assigned to such term in the Confidentiality Agreement.

                 "Exempt Contracts" means purchase orders entered into by the Company in the ordinary course of business consistent with past practice (other than purchase orders for yarn) and sales orders entered into by the Company in the ordinary course of business consistent with past practice which involve consideration of less than $500,000.

                 "Financing" has the meaning set forth in Section 5.10.

                 "Foreign Financials" has the meaning set forth in Section 2.05(b).

                 "Foreign Plans" has the meaning set forth in Section 2.14(f).

                 "Fort Mill" has the meaning set forth in the preface.

                 "Fort Mill Common Stock" means the common stock, par value $1.00 per share, of Fort Mill.

                 "Fully-Diluted Common Stock" means, as of the close of business on the Closing Date after giving effect to the transactions contemplated by this Agreement, the number of shares of Common Stock then-outstanding plus all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then-outstanding Common Stock Equivalents.

                 "Governmental Body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or regulatory or political subdivision thereof, or any federal, state or foreign court or arbitrator.

                 "Holdings" has the meaning set forth in the preface.

                 "Holdings Common" means 7,000 shares of Common Stock less the Management Shares.

                 "Holdings Series B" means 1,000 shares of Series B Preferred Stock.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                 "Income Taxes" means all Taxes imposed on or measured by net income, including any minimum tax or alternative minimum tax and franchise tax based on income, and any interest, penalties or additions attributable to any such Income Taxes.

                 "Indebtedness" of any Person at any date means without duplication (a) all indebtedness of such Person for borrowed money (including without limitation accrued interest) or for the deferred purchase price of property or services which, in accordance with generally accepted accounting principles, would be required to be shown as a liability on the face of a balance sheet of such Person on such date (other than trade liabilities, accrued expenses and liabilities and deferred payments to employees or former employees for services rendered, in each case to the extent incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under capitalized lease obligations, (d) all obligations of such Person in respect of bankers' acceptances issued or created for the account of such Person, (e) all obligations of such Person in respect of letters of credit issued for the account of such Person, (f) all guarantees of such Person of any indebtedness or obligations of any other Person of the types referred to in the preceding clauses (a) through (e), and (g) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (f) secured by any Lien on any property owned by such Person to the extent attributable to such Person's interest in such property, even though such Person has not assumed or otherwise become liable for the payment thereof but excluding customer deposits and interest payable thereon in the ordinary course of business.

                 "Indemnifying Party" has the meaning set forth in Section 8.01(d)(i).

                 "Industrial Revenue Bond Obligation" means the $5,850,000 Development Authority of White County Industrial Development Refunding Revenue Bonds (Clark-Schwebel Fiber Glass Corporation Project) (Springs Industries, Inc. - Guarantor), Series 1992.

                 "Intellectual Property Rights" means all of the following owned by, issued to or licensed to or used by the Company or any of the Subsidiaries and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all goodwill associated therewith (including, but not by way of limitation, the use of the current corporate name and trade name(s) listed in Section 2.15(a) of the Disclosure Schedule and all translations, adaptations, derivations and combinations of the foregoing); (iii) copyrights and copyrightable works; mask works; and registrations, applications and renewals for any of the foregoing;
(iv) trade secrets and confidential information (including, but not by way of limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (v) computer software (including, but not by way of limitation, data, data bases and documentation); and (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, but not by way of limitation, the items set forth in Section 2.15(a) of the Disclosure Schedule attached hereto.

                 "Interglas" means CS Interglas AG, a German corporation.

                 "IRS" has the meaning set forth in Section 2.14(c).

                 "Law" means any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Body.

                 "Leased Property" has the meaning set forth in Section 2.10(b).

                 "Leases" has the meaning set forth in Section 2.10(b).

                 "Lien" means any mortgage, pledge, lien, charge, security interest, adverse claim, option, right, restriction on transfer or other encumbrance of any nature.

                 "Management" means certain members of management of the Purchased Entities as determined by Purchaser in its sole discretion.

                 "Management Shares" means the number of shares of Common Stock and/or options to acquire a number of shares of Common Stock determined by Purchaser in its sole discretion to be issuable to Management on the Closing Date, which number of shares of Common Stock shall not constitute less than 12.5% nor more than 15% of the Fully-Diluted Common Stock.

                 "Minimum Claim Amount" has the meaning set forth in Section 8.01(c).

                 "Monthly Financial Statements" means, with respect to any fiscal month, an unaudited balance sheet of the Company for such month and the unaudited statement of operations of the Company for the number of months of the fiscal year then-ended.

                 "Non-competition Area" has the meaning set forth in Section 6.13(a).

                 "Non-competition Term" has the meaning set forth in Section 6.13(c).

                 "Objection Period" has the meaning set forth in Section
1.06(b).

                 "Objectionable Position" has the meaning set forth in Section 6.04(k)(i).

                 "Operating Agreement" has the meaning set forth in Section 1.03(a)(ii).

                 "Order" means any order, judgment, injunction, award, decree or writ of any Governmental Body.

                 "Owned Property" has the meaning set forth in Section 2.10(a).

                 "Permitted Liens" means easements, covenants, conditions, and restrictions, including any zoning or other governmentally established restrictions or encumbrances which do not materially interfere with the present conduct of the business of the Company and the Subsidiaries or the use, occupancy, enjoyment or value of, or the marketability of title to the Real Property.

                 "Person" means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof.

                 "Pre-Closing Portion" has the meaning set forth in Section 6.04(e).

                 "Prime Rate" means the base rate of interest that Purchaser's lender charges its corporate customers, as publicly announced from time to time.

                 "Proceeds Sharing Provisions" has the meaning set forth in
Section 1.03(a)(ii).

                 "Purchased Entities" means Fort Mill, the Company, the Subsidiaries, Interglas and Asahi.

                 "Purchaser" has the meaning set forth in the preface.

                 "Purchaser Common Stock" means the common stock, par value $.01 per share, of Purchaser.

                 "Purchaser Indemnitees" has the meaning set forth in Section 8.01(a).

                 "Purchaser's Defined Contribution Plan" has the meaning set forth in Section 6.06(c)(ii).

                 "Purchaser's Life and Disability Plan" has the meaning set forth in Section 6.06(f)(i).

                 "Purchaser's Medical Plan" has the meaning set forth in
Section 6.06(d)(i).

                 "Purchaser's Retiree Medical Plan" has the meaning set forth in Section 6.06(e)(i).

                 "Real Property" means the Owned Property and the Leased
Property.

                 "SEC" shall mean the United States Securities and Exchange Commission.

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Securityholders Agreement" has the meaning set forth in
Section 1.03(a)(iii).

                 "Seller" has the meaning set forth in the preface.

                 "Seller Common" has the meaning set forth in Section 1.04(b).

                 "Seller's Affiliated Group" means an Affiliated Group of which Seller is or has been the common parent, and any analogous group under state, local or foreign law which consists or consisted of Seller and an Affiliate of Seller.

                 "Seller's Basic Disability Plan" has the meaning set forth in
Section 6.06(f)(i).

                 "Seller's Defined Contribution Plan" has the meaning set forth in Section 6.06(c)(i).

                 "Seller's Excess Disability Plan" has the meaning set forth in
Section 6.06(f)(i).

                 "Seller's Life and Disability Plan" has the meaning set forth in Section 6.06(f)(i).

                 "Seller's Medical Plan" has the meaning set forth in Section 6.06(d)(i).

                 "Seller's Retiree Medical Plan" has the meaning set forth in
Section 6.06(e)(i).

                 "Seller Series A" has the meaning set forth in Section 1.04(b).

                 "Series A Preferred Stock" means the Series A Preferred Stock, par value $.01 per share, issued by the Surviving Corporation and having the terms set forth in the Certificate of Designations.

                 "Series B Preferred Stock" means the Series B Preferred Stock, par value $.01 per share, issued by the Surviving Corporation and having the terms set forth in the Certificate of Designations.

                 "Shares" means 100 shares of Fort Mill Common Stock.

                 "Subsidiary" means any Person of which at least 50% of the outstanding shares, partnership interests, or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are owned, directly or indirectly, by the Company, any one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries of the Company.

                 "Subsidiary Common Stock" has the meaning set forth in Section 2.02(b).

                 "Subsidiary Shares" has the meaning set forth in Section
2.02(b).

                 "Surviving Corporation" has the meaning set forth in Section 1.01(a).

                 "Tax" means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability of any Purchased Entity for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of any Purchased Entity for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

                 "Tax Increase" has the meaning set forth in Section 6.04(j).

                 "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with (i) the determination, assessment or collection of Taxes of any party or (ii) the administration of any laws, regulations or administrative requirements relating to any Taxes.

                 "Tax Savings" has the meaning set forth in Section 6.04(j).

                 "Tech-Fab" has the meaning set forth in Section 5.09(b).

                 "Tenant" has the meaning set forth in Section 2.10(b).

                 "Title Company" has the meaning set forth in Section 5.12(a).

                 "Transfer Date" has the meaning set forth in Section 6.06(c)(iii).

                 "Transition Date" has the meaning set forth in Section 6.06(c)(i).

                 "Transition Time" means 12:01 a.m. on the day immediately following the Closing Date.

                 "Unaudited Balance Sheets" has the meaning set forth in
Section 2.05(b).

                 "United States Purchased Entities" means Fort Mill, the Company and the Subsidiaries.

                 "Vestar" means Vestar Equity Partners, L.P., a Delaware limited partnership.

                 "WARN Act" has the meaning set forth in Section 6.05.

                 "Working Capital Projection" has the meaning set forth in
Section 1.06(a).

         9.02 Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof.

         9.03 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         9.04 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided that Purchaser may assign all of its rights and obligations hereunder to any Affiliate of Purchaser without the consent of Seller or Fort Mill; and, provided further, that Purchaser may assign any or all of its rights hereunder, without the consent of Seller or Fort Mill (i) to any lender providing financing to Purchaser or its Affiliates, and (ii) following the Closing, in connection with any sale of all or substantially all of the assets, capital stock or business of Purchaser (whether effected by sale, exchange, merger, consolidation or other transaction).

         9.05 Waiver; Liability. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. None of the officers or directors of any of the parties to this Agreement shall be personally liable for breaches of any representation, warranty or covenant contained in this Agreement.

         9.06 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery, by telex, telecopier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

         If to Purchaser, Holdings or the Surviving Corporation:

                 Clark-S Acquisition Corporation
                 c/o Vestar Equity Partners
                 245 Park Avenue, 41st Floor
                 New York, New York 10167
                 (212) 808-4922 (telecopier)
                 (212) 949-6500 (telephone)
                 Attention:  Sander M. Levy

         with a copy to:

                 Kirkland & Ellis
                 655 Fifteenth Street, N.W., Suite 1200
                 Washington, D.C. 20005
                 (202) 879-5200 (telecopier)
                 (202) 879-5040 (telephone)
                 Attention:  Jack M. Feder, Esq.

         If to Seller:

                 Springs Industries, Inc.
                 205 North White Street
                 Fort Mill, South Carolina 29715
                 (803) 547-3766 (telecopier)
                 (803) 547-3755 (telephone)
                 Attention:  General Counsel

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

         9.07 Complete Agreement. This Agreement, the Confidentiality Agreement (it being agreed that the Confidentiality Agreement shall be terminated on and as of the Closing Date) and the other documents and writings referred to herein, delivered pursuant hereto or executed and delivered concurrent with the execution and delivery hereof, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.08 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         9.09 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.10 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         9.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.



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                 IN WITNESS WHEREOF, each of Seller, Fort Mill, Holdings, and
Purchaser have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

SPRINGS INDUSTRIES, INC.


By:    /s/ Walter Y. Elisha
     --------------------------------
     Name:  Walter Y. Elisha
     Title: Chief Executive Officer


FORT MILL A INC.


By:    /s/ Stephen P. Kelbley
     --------------------------------
     Name:  Stephen P. Kelbley
     Title: Chairman and President


CLARK-S ACQUISITION CORPORATION



By:    /s/ Sander M. Levy
     --------------------------------
     Name:  Sander M. Levy
     Title: President


VESTAR/CS HOLDING COMPANY, L.L.C.



By:    /s/ Sander M. Levy
     --------------------------------
     Name:  Sander M. Levy
     Title: CEO

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


         This Amendment No. 1 (this "Amendment") to the Agreement and Plan of Merger dated as of February 24, 1996 (the "Agreement"), by and among Springs Industries, Inc., a South Carolina corporation ("Seller"), Fort Mill A Inc., a Delaware corporation ("Fort Mill"), Vestar/CS Holding Company, L.L.C., a Delaware limited liability company ("Holdings"), and Clark-S Acquisition Corporation, a Delaware corporation ("Purchaser") is entered into by the parties to the Agreement as of April 16, 1996. Capitalized terms used but not defined herein have the respective meanings set forth in the Agreement.

         The parties to the Agreement desire to amend the Agreement in accordance with Section 9.03 thereof in the manner specified below.

         The parties hereto agree as follows:

         1. Section 9.01 of the Agreement is hereby amended by adding the following terms in the appropriate alphabetical order:

                 "'CS Holdings' means Clark-Schwebel Holdings, Inc., a Delaware corporation."

                 "'CS Finance' means CS Finance of Delaware, a Delaware corporation."

                 "'Gibraltar' means Gibraltar P.R., Inc., a Puerto Rico corporation."

                 "'Gibraltar Receivable' means the obligation of Gibraltar to the Company for payment in respect of merchandise sold by the Company to Gibraltar, the outstanding balance of which was $3,264,135.89 as of March 31, 1996.

         2. Section 2.05 of the Disclosure Schedule (Financial Statements) is hereby amended by adding the following disclosure:

                 "The attached Draft Audited Financials of Fort Mill as of December 31, 1995 do not reflect any write-down and/or write-off of the Gibraltar Receivable."

         3. Holdings hereby consents to the assignment of the Gibraltar Receivable from the Company to Seller, and Seller hereby acknowledges and agrees that the Gibraltar Receivable will be excluded from the Closing Date Working Capital Statement.

         4.      Section 8.01(a) of the Agreement is hereby amended by:

         (a)     deleting the word "and" following the semi-colon at the end of
Section 8.01(a)(vi);

         (b) deleting the period at the end of Section 8.01(a)(vii) and substituting a semi-colon and the word "and" in its place; and





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

         (c) adding a new Section 8.01(a)(viii) to read in its entirety as follows:

                 "(viii) any liability or obligation arising under U.S. Bankruptcy Code Section 547, 548, 549 or 550 (or any similar state or common law) to disgorge or repay to any party, including, without limitation, Gibraltar or any receiver, conservator or trustee in bankruptcy, any amounts paid to the Company, Seller or any of their respective affiliates prior to the Closing by Gibraltar in respect of merchandise sold to Gibraltar by the Company."

         5. Section 8.01(c) of the Agreement is hereby amended by deleting the second sentence of Section 8.01(c) and substituting in its place the following sentence:

                 "Anything to the contrary contained herein notwithstanding, the Purchaser Indemnitees shall not be entitled to recover from Seller pursuant to Section 8.01(a)(i) or 8.01(a)(viii) of this Agreement (1) unless each claim for Damages pursuant to either of such Sections resulting from a single event, inaccuracy or breach is for Damages that Purchaser would be entitled to be indemnified for hereunder but for the limitations contained in this sentence equal to or in excess of $100,000 (the "Minimum Claim Amount"); provided that for purposes of this clause (1) all claims for Damages arising out of the same facts or events resulting in such event, inaccuracy or breach shall be treated as a single claim, and (2) unless and until the total of all claims for Damages pursuant to either of such Sections that satisfy the Minimum Claim Amount exceeds $1,500,000 (the "Basket") and then, once the Basket has been exceeded, the Purchaser Indemnitees shall be entitled to recover from Seller the amount by which all such claims included in the Basket exceed in the aggregate $1,500,000; provided, however, that the preceding limitations shall not apply to claims for Damages with respect to any inaccuracy or breach of any representations and warranties set forth in Sections 2.02, 2.03, 2.04, 2.06, 2.13 (to the extent relating to income Taxes), 2.20 or 2.22 of this Agreement or claims for Damages under clauses (ii), (iii), (iv),
         (v), (vi), or (vii) of Section 8.01(a), regardless of whether such indemnity obligations relate to matters covered by representations and warranties that are subject to the limitations expressed in this sentence."

         6. Section 3.06 of the Agreement is hereby amended to read in its entirety as follows:

                 3.06 Business of Holdings, CS Holdings, Purchaser and CS Finance. Prior to the Effective Time, or, if Purchaser makes the Cash Election pursuant to Section 1.05, immediately prior to the Closing,
         (a) Holdings will not own directly or indirectly, or have any investment in any of the capital stock of, or have any similar ownership interest in, any Person other than CS Holdings, Purchaser or CS Finance; (b) CS Holdings will not own directly or indirectly, or have any investment in any of the capital stock of, or have any similar ownership interest in, any Person other than Purchaser or CS Finance; (c) Purchaser will not own directly or indirectly, or have any investment in any of the capital stock of, or have any similar ownership interest in, any Person other than CS Finance; and (d) CS Finance will not own directly or indirectly, or have any investment in any of the capital stock of, or have any similar ownership interest in, any Person.
         Prior to the date hereof, none of Holdings, CS Holdings, Purchaser or CS Finance have incurred any Indebtedness.

         7. Section 6.26 of the Disclosure Schedule is hereby amended by adding the disclosure attached hereto as Schedule 1.

         8. The parties hereto agree that the pieces, parcels and tracts of land set forth in Section 6.26 of the Disclosure Schedule (the "Transferred Real Estate") shall be included for all purposes of the Agreement as Owned Property and otherwise as property and assets of the Company owned by the Company prior to the Closing and that all representations and warranties made by Seller with respect to the Transferred Real Estate shall be deemed to be made as if the Company, and not Seller, owned such property prior to the date of the Agreement (so that, for example, undisclosed environmental liabilities in respect of the Transferred Real Estate would constitute a breach of the representation set forth in Section 2.17 of the Agreement).

         9. The parties hereto acknowledge that the Seller made a wire transfer to pay payroll-related taxes on behalf of the Company in the amount of $153,290 on April 16, 1996.

         10. Each of Section 1.05(a) of the Agreement and the definition of "Cash Purchase Price" in Section 9.01 of the Agreement is amended by substituting the number $192,903,290 for the number $192,750,000.

         11. Exhibit 1.06(a)(1) of the Agreement is amended by adding the following line item as an adjustment: "subtract $153,290."

         12. Page 5 of Exhibit 1.06(a)(2) to the Agreement is amended by adding in the amounts to be excluded under the heading "Exclude": "Subtract amount of $153,290."

         13. Except to the extent expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

         14. This Amendment may be executed in separate counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         15. This Agreement shall be construed under and governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof.

         16. The language used in this Amendment will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

                                * * * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Agreement and Plan of Merger as of the date first above written.


                                         SPRINGS INDUSTRIES, INC.

                                         By: /s/ Samuel J. Ilardo
                                             --------------------------------

                                         Title: Treasurer
                                                -----------------------------

                                         FORT MILL A INC.

                                         By: /s/ Robert W. Sullivan
                                             --------------------------------

                                         Title: Vice President
                                                -----------------------------


                                         CLARK-S ACQUISITION CORPORATION

                                         By: /s/ Sander M. Levy
                                             --------------------------------

                                         Title: President
                                                -----------------------------


                                         VESTAR/CS HOLDING COMPANY, L.L.C.

                                         By: /s/ Sander M. Levy
                                             --------------------------------

                                         Title: Chief Executive Officer
                                                -----------------------------

                                   SCHEDULE 1

                          BALLFIELD LEGAL DESCRIPTION


All that certain piece, parcel or tract of land situate, lying and being in the County of Anderson, State of South Carolina, Varennes Township, and in School District No. 5, containing 6.909 acres as shown on a plat of same made by R.D. Garrison, RLS #3972, dated December 16, 1994, being more particularly described as follows: BEGINNING at an iron pin corner on Lewis Street, said corner being common with Lot No. 298 and running thence S 38-42-41 E 474.57 feet to an iron pin corner; thence S 02-36-00 W 202.86 feet to an iron pin; thence North 78-50-00 W 817.50 feet to an iron pin corner, thence North 18-41-00 East 498.63 feet to an iron pin corner; thence South 60-25-11 East 48.60 feet to an iron pin; thence South 50-03-11 East 48.50 feet to an iron pin; thence South 42-50-11 East 189.10 feet to an iron pin corner; thence North 47-09-49 East
200.00 feet to the beginning corner.





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